UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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REPLIGEN CORPORATION
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PROXY STATEMENT

2024

REPLIGEN

2024 ANNUAL MEETING OF SHAREHOLDERS

Notice of 2024 Annual Meeting of Shareholders

ANNUAL MEETING	VOTING MATTERS

DATE: Thursday May 16, 2024

Proposal 1

To elect nine (9) directors, nominated by the Board of Directors, as more fully described in the 2024 Proxy Statement.

Proposal 2

To consider and ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending
December 31, 2024.

Proposal 3

To consider and act upon a non-binding, advisory vote to approve the compensation of our named executive officers (“say-on-pay”).

NOTE: The Board of Directors will consider and act upon any other business which may properly come before the meeting or at any postponement or adjournment thereof.

TIME: 8:00 a.m. EST
LOCATION: The meeting will be held virtually at
www.virtualshareholdermeeting.com/RGEN2024

Important Notice Regarding the Internet Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 16, 2024

WHO CAN VOTE

Shareholders of Repligen Corporation’s Common Stock as of the close of business on March 18, 2024 (our “Record Date”). It is important that your shares be represented and voted at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). Whether or not you plan to attend the virtual Annual Meeting, please complete and return the enclosed proxy card in the envelope provided or vote by internet or telephone pursuant to instructions provided with the proxy card.

NOTICE AND ACCESS

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders instead of paper copies of our Proxy Statement. The Notice contains instructions on how to access our Proxy Materials over the internet. The Notice also contains instructions on how shareholders can receive a paper copy of our Proxy Materials, free of charge, including this Proxy Statement and proxy card.

Our Annual Report to Shareholders, containing a letter from our Chief Executive Officer and financial statements for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), is also being provided together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

HOW TO VOTE

Our Annual Meeting will again be held in a virtual meeting format only, via the internet, with no physical in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions as set forth in this section.

Voting instructions are the same for registered shareholders (shares are registered in your name with Repligen’s transfer agent, American Stock Transfer) and beneficial owners (shares are held in a stock brokerage account or by a bank or other holder of record). Here’s how to vote prior to the Annual Meeting:

By internet at www.proxyvote.com	By phone 1-800-690-6903	By mail, complete and return your proxy card or voting instruction form

You may also vote at the Annual Meeting via www.virtualshareholdermeeting.com/RGEN2024. You will need the 16-digit control number included with these proxy materials to vote electronically, to vote by phone, and/or to attend the virtual Annual Meeting. A technical support telephone number will be posted on the Annual Meeting login page so that you can call if you encounter any difficulties accessing the Annual Meeting during the check-in or during the meeting.

Execution of a proxy card, or voting by telephone or via the internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the virtual Annual Meeting and vote during the meeting.

HOW TO SUBMIT QUESTIONS

If you are a shareholder of record as of our Record Date, you may ask questions during the Annual Meeting. To do so, you will need to have your 16-digit control number available. During the formal portion of the meeting, your questions must be related to proposals listed under “Voting Matters” above, and more specifically to the particular proposal being discussed at the time. To ask a question during the Annual Meeting, click the Q&A button on the virtual meeting platform and enter your question in the text box. If questions submitted are repetitive as to a particular topic, the Chairperson of the meeting may limit discussion on such topic. We will also hold a question-and-answer period following the formal portion of the meeting, as time permits, during which time we welcome questions not relating to specific proposals.

DATE OF MAILING

It is anticipated that the Notice will be first sent or given to our shareholders on or about April 1, 2024. At this time, the Notice, the Proxy Statement, proxy card, and the 2023 Annual Report are available for viewing, printing, and downloading at www.proxyvote.com.

By Order of the Board of Directors

Jason K. Garland

Chief Financial Officer

April 1, 2024

PROXY STATEMENT SUMMARY

We are furnishing this Proxy Statement and the related proxy materials in connection with the solicitation by our Board of Directors (“Board”) of proxies to be voted at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. We are providing these materials to the holders of record of our Common Stock as of the close of business on March 18, 2024, and are first making available or mailing the materials on or about April 1, 2024. This summary highlights information contained elsewhere in the Proxy Statement. As this summary does not contain all the information that you should consider in connection with the Annual Meeting, we recommend that you read the entire Proxy Statement carefully before voting.

References throughout the Proxy Statement to “Repligen Corporation”, “Repligen”, “we”, “us”, “our”, or the “Company” refer to Repligen Corporation and its subsidiaries, taken as a whole, unless the context otherwise indicates.

VOTING MATTERS

Proposal	Description	Board Recommendation

Proposal 1: Election of directors (page 12)	We are asking our shareholders to elect each of the nine (9) directors identified below under “Our Director Nominees”, each to serve until the 2025 Annual Meeting of Shareholders.	FOR each nominee

Proposal 2: Ratification of the selection of the independent registered public accounting firm (page 28)	We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“EY”) to act as the independent registered public accounting firm for Repligen for the fiscal year ending December 31, 2024. Although shareholder approval of the Audit Committee’s selection of EY is not required, our Board believes we should provide an opportunity for our shareholders to ratify this selection.	FOR

Proposal 3: Advisory vote on executive compensation (page 30)	We are asking our shareholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”). In evaluating this year’s “say-on-pay” proposal, we recommend you review our Compensation Discussion and Analysis, describing how the Compensation Committee arrived at its executive compensation actions and decisions for 2023.	FOR

Please see the sections titled “General Annual Meeting Information” on page 58 and “Additional Information” on page 60 for important information about the proxy materials, including voting methods, vote requirements for adoption of each proposal, effect of abstentions and the deadlines to submit shareholder proposals and director nominations for next year’s Annual Meeting of Shareholders.

REPLIGEN CORPORATION	1	2024 PROXY STATEMENT SUMMARY

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the following nine (9) nominees to our Board. All directors are elected annually by the affirmative vote of a majority of votes cast. The chart below summarizes our director nominees’ personal information and current committee memberships. You can find detailed information about each director nominee’s background, skill sets and areas of expertise later in this Proxy Statement.

					Current Committee Memberships
Name and principal occupation	Age(1)	Director Since	Independent	Other Public Boards	Audit	Compensation	Nominating & Corporate Governance

Tony J. Hunt Chief Executive Officer, Repligen Corporation	60	2015		1

Karen A. Dawes, Chairperson President, Knowledgeable Decisions, LLC	72	2005	✓	2			CHAIR

Nicolas M. Barthelemy Former President and Chief Executive Officer, bioTheranostics	58	2014	✓	-		CHAIR	✓

Carrie Eglinton Manner President and Chief Executive Officer, OraSure Technologies, Inc.	50	2020	✓	-	✓

Konstantin Konstantinov, Ph.D. Chief Technology Officer, Ring Therapeutics	66	2022	✓	-

Martin D. Madaus, D.V.M., Ph.D. Senior Operating Executive, The Carlyle Group	64	2023	✓	2	✓		✓

Rohin Mhatre, Ph.D. Executive Vice President and Chief Technical Operations Officer, Fog Pharmaceuticals, Inc.	59	2020	✓	-		✓

Glenn P. Muir Retired Chief Financial Officer and Executive Vice President, Hologic, Inc.	65	2015	✓	2	CHAIR	✓

Margaret A. Pax Former Vice President, Strategy and Innovation, Thermo-Fisher Scientific(2)	64	2024	✓	1

(1)	Age as of the date of the Annual Meeting.

(2)	Ms. Pax joined the Board on March 18, 2024.

BOARD COMPOSITION

We continuously evaluate our director skill sets and expertise for alignment with Repligen’s strategic goals. Our independent directors bring extensive experience in areas that are critical to the Company’s strategy and long-term success, such as biopharmaceutical manufacturing, global and commercial operations, and finance. Below we highlight the key skills and experiences of our director nominees that are critical to Repligen’s success.

In addition to diversity of skills and experience, we believe that establishing and maintaining a Board that includes diverse demographics, such as gender, race, ethnicity, culture, nationality and sexual orientation, is important because having

REPLIGEN CORPORATION	2	2024 PROXY STATEMENT SUMMARY

varying perspectives and a breadth of experience improves the quality of dialogue, contributes to more effective decision-making on behalf of the Company and its shareholders, and enhances the overall chemistry and collaborative culture in the boardroom. Our Board includes directors who represent ethnic diversity, and three (3) of our nine (9) director nominees are women, one of whom serves as the Chairperson of our Board.

Key Skills & Experience

Director Nominee	Public Company Board/CEO	Risk Oversight	Finance & Capital Markets	Manufacturing & Global Operations	Strategic Planning and M&A	Life Sciences Technology & Innovation	Commercial Sales & Marketing

Tony J. Hunt	✓	✓	✓	✓	✓	✓	✓

Karen A. Dawes	✓	✓	✓		✓		✓

Nicolas M. Barthelemy	✓	✓		✓	✓	✓	✓

Carrie Eglinton Manner	✓	✓		✓	✓	✓	✓

Konstantin Konstantinov, Ph.D.		✓		✓		✓

Martin Madaus, D.V.M., Ph.D.	✓	✓		✓	✓	✓	✓

Rohin Mhatre, Ph.D.		✓		✓		✓

Glenn P. Muir	✓	✓	✓		✓

Margaret A. Pax	✓	✓			✓	✓	✓

REPLIGEN CORPORATION	3	2024 PROXY STATEMENT SUMMARY

BOARD COMPOSITION

To see our Board Diversity Matrix as of April 11, 2023, please see our 2023 Definitive Proxy Statement, which we filed with the Securities and Exchange Commission on April 11, 2023.

Board Diversity Matrix As of April 1, 2024

Total Number of Directors	9

Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	3	6	—	—

Number of Directors who self-identify in any of the categories below:

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	1	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	5	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—	—	—	—

Did Not Disclose Demographic Background	—	—	—	—

Supplemental Self-Identification:

Persons with Disabilities	—	—	—	—

Military Veteran	—	—	—	—

CORPORATE GOVERNANCE HIGHLIGHTS

Repligen is committed to implementing and maintaining effective corporate governance practices that further long-term shareholder value, promote the Board’s accountability, and align the interests of our executive team with those of our shareholders. The following represent the key elements of our corporate governance programs:

Director Independence

•    All of our director nominees, other than our Chief Executive Officer (“CEO”), are independent

•    44.4% of our director nominees represent gender or ethnic diversity

•    All committee members are independent

•    Executive sessions of independent directors are held at each Board meeting

Board Refreshment

•    Board refreshment is a key area of focus as shown by the 2023 addition of Dr. Madaus, a former CEO of a major bioprocessing tools company, and the 2024 addition of Ms. Pax, a former senior executive at Thermo Fisher Scientific with expertise in developing and deploying global growth strategies for healthcare and technology-driven firms

Board Governance Practices

•    We conduct annual Board and committee evaluations and self-assessments

•    All directors and officers are subject to our Second Amended and Restated Code of Business Conduct & Ethics

•    All directors serving on the Board attended 100% of Board and committee meetings held during the period for which they have been directors and/or on the committees of the Board

•    Our Chairperson and CEO positions are different individuals

Shareholder Rights

•    All of our directors are elected annually

•    In uncontested elections, our directors must be elected by a majority of votes cast

•    Our By-laws include shareholder rights to amend our By-laws

•    Our By-laws provide for proxy access by shareholders

•    We have no super-majority voting requirements in our Charter or By-laws

•    Robust investor communication program including Environmental, Social, and Governance (“ESG”)-focused outreach

Compensation Practices/Policies

•    We have stock ownership guidelines for all directors and NEOs

•    Our executive compensation program links pay with corporate and individual performance

•    A significant percentage of target compensation is “at-risk” through short-term and long-term incentive awards

•    We have anti-hedging, anti-pledging and anti-short sale policies

•    We have a compensation clawback policy

REPLIGEN CORPORATION	4	2024 PROXY STATEMENT SUMMARY

SHAREHOLDER ENGAGEMENT

We actively seek and highly value the views and insights of our shareholders. We meet regularly with our shareholders through an ongoing schedule of investor discussions, in-person meetings, banking conferences, non-deal roadshows and other events. In addition to our traditional investor relations outreach efforts focused on analysts and portfolio manager communications, we engage with shareholder stewardship and proxy governance teams to discuss proxy proposals, overall governance and executive compensation programs, and ESG reporting and initiatives. These discussions often involve our Board Chairperson and/or Board committee members, our CEO, members of our executive management team as appropriate, and our Global Head of Investor Relations.

Our shareholder engagement activities have guided certain Board meeting agendas and have led to governance enhancements addressing the issues that matter most to our shareholders. We consider this ongoing engagement process important in creating long-term value, and maintaining a culture of integrity, compliance and sustainability.

Conversations with institutional investors in 2023 and into 2024 covered a wide range of topics, primarily focused on the impacts of confluent headwinds on Repligen growth and financial performance, both near- and long-term. Our discussions with investors centered on order growth, rebalancing and rightsizing activities, the impact of our key accounts commercial strategy, the importance of our new product launches in the market, our presence in new modalities end markets, and forward-year expectations for revenue growth and margin expansion.

SUSTAINABILITY – ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We believe our commitment to sustainability initiatives across all of our global facilities matters and is an important part of creating long-term business value for all stakeholders. We are deeply committed to corporate responsibility and transparency, and we continue to factor sustainability into our business decisions and integrate its core principles into our daily operations.

Together, we are advancing our ESG initiatives at an ambitious pace and taking bold steps to engage stakeholders throughout our upstream and downstream value chain.

To view or download our most recent 2022 sustainability report, “Making An Impact” and/or to access our 2022 reporting frameworks indexes document, please visit www.repligen.com/company/sustainability.

ESG Oversight

Our commitment to sustainability oversight at both the Board and management levels reflects the importance we place on ESG-driven policies and programs to support our long-term strategic plan. The Chair of our Nominating and Corporate Governance (“N&CG”) Committee oversees our ESG initiatives and practices as set forth in the N&CG Committee charter. This Chair also reviews and approves the information contained in our sustainability reports. The N&CG Committee reports to the full Board on ESG matters and the Company’s progress on sustainability programs and initiatives. For more details about our ESG Oversight hierarchy, please see the section titled “ESG Oversight” on page 23.

Compensation-Related ESG Measures

Beginning in 2022, based in part on shareholder input, the N&CG Committee determined that NEOs will annually be assigned certain ESG responsibilities, as appropriate to their roles, to support and advance defined corporate ESG goals. Their level of effectiveness in helping to achieve the corporate ESG goals is considered when determining the individual achievement component of performance-based compensation. For more information about our compensation-related ESG goals and outcomes, please see section titled “Sustainability Goals and Outcomes: 2023” on page 24.

EXECUTIVE COMPENSATION HIGHLIGHTS

Repligen’s compensation philosophy is to provide compensation that will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, provide a fair reward for robust effort and stimulate our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies. For more on compensation philosophy see the section titled “Executive Compensation” on page 34.

Compensation Earned

The graphs below reflect the allocation of salary, cash incentive compensation and equity incentive compensation earned by the Company’s CEO, Chief Financial Officer (“CFO”), President and Chief Commercial Officer (“CCO”), Chief Operating

REPLIGEN CORPORATION	5	2024 PROXY STATEMENT SUMMARY

Officer, Senior Vice President, Filtration & Chromatography, and Senior Vice President, Research & Development in 2023, all six of whom were serving as executive officers as of December 31, 2023 as well as our former CFO, Jon Snodgres, who retired from the Company effective October 31, 2023, and who ceased serving as CFO effective upon the hiring of the new CFO on September 25, 2023. We have elected to provide disclosure of compensation information for all of our 2023 executive officers, whom we refer to as NEOs throughout the Proxy Statement for simplicity. Additional NEO compensation detail and notes can be found in the “Executive Compensation Tables — 2023 Summary Compensation Table” on page 41.

2023 Summary Compensation Allocations

TONY J. HUNT
Chief Executive Officer

89%
Long-Term Incentives
11%
Base Salary
89% VARIABLE
11% FIXED

JASON K. GARLAND
Chief Financial Officer [1]

86%
Long-Term Incentives
5%
Bonus
2%
Other
7%
Base Salary
93% VARIABLE
7% FIXED

JAMES R. BYLUND
Chief Operating Officer

87%
Long-Term Incentives
13%
Base Salary
87% VARIABLE
13% FIXED

CHRISTINE GEBSKI
Senior Vice President,
Filtration & Chromatography

76%
Long-Term Incentives
24%
Base Salary
76% VARIABLE
24% FIXED

RALF KURIYEL
Senior Vice President,
Research & Development

76%
Long-Term Incentives
24%
Base Salary
76% VARIABLE
24% FIXED

OLIVIER LOEILLOT [2]
President & Chief
Commercial Officer

73%
Long-Term Incentives
25%
Bonus
2%
Base Salary
98% VARIABLE
2% FIXED

JON K. SNODGRES
Former Chief Financial Officer

81%
Long-Term Incentives
19%
Base Salary
81% VARIABLE
19% FIXED

REPLIGEN CORPORATION	6	2024 PROXY STATEMENT SUMMARY

(1)

The 5% of Mr. Garland’s compensation in 2023 allocated to bonus represents the signing bonus paid to him pursuant to his employment agreement. The 2% of his compensation allocated to other in 2023 represents a relocation stipend and a tax reimbursement with respect to such stipend paid to Mr. Garland in 2023 pursuant to his employment agreement.

(2)	The 25% of Mr. Loeillot’s compensation in 2023 allocated to bonus represents the signing bonus paid to him pursuant to his employment agreement.

The following table sets forth the total compensation earned by the NEOs during 2023. For more information on the total compensation see “Executive Compensation Tables — 2023 Summary Compensation Table” on page 41.

Name/Title	Total 2023 Compensation

Tony J. Hunt Chief Executive Officer	$7,929,275

Jason K. Garland Chief Financial Officer	$2,026,471

James R. Bylund Chief Operating Officer	$3,743,430

Christine Gebski Senior Vice President, Filtration and Chromatography	$1,655,562

Ralf Kuriyel Senior Vice President, Research and Development	$1,661,482

Olivier Loeillot President and Chief Commercial Officer	$5,445,065

Jon K. Snodgres Former Chief Financial Officer	$2,170,932

Long-term Equity Incentive Breakout for NEOs

We believe that the mix of time-based and performance-based equity awards under our long-term incentive compensation program provides balance to the program, motivates our executives to drive organizational achievement of our near- and long-term corporate goals and aligns the interests of our executive officers with those of our shareholders.

As shown in the graph below, the target split of the annual long-term equity incentive compensation awards made to our NEOs based upon dollar value is 25% performance-based restricted stock units (“PSUs”), 25% stock options subject to time-based vesting, and 50% restricted stock units subject to time-based vesting (“RSUs”). Our Compensation Committee annually reviews our long-term equity incentive program and has determined that the current composition and weightings remain appropriate in furthering our objective of recruiting and retaining top talent in our industry at this time.

PSU awards are earned only if we achieve three-year Adjusted Return on Invested Capital (“Adjusted ROIC”) and specific three-year revenue growth goals, which are set at challenging levels and weighted at 50% each. The revenue growth goals are either based on compound annual growth rate (“CAGR”) or average annual growth rate. The Compensation Committee set sequentially more aggressive three-year Adjusted ROIC and revenue growth goals for the 2021, 2022 and 2023 PSU awards. The revenue goals for the 2021 program reflect three-year average organic revenue growth for the total business. For the 2022-2024 programs, the Compensation Committee set the revenue targets for these programs based on organic growth in base business (“Base Organic Growth”), excluding revenue related to COVID-19 from the programs due to the volatility in demand related to COVID-19 and associated revenues. Base Organic Growth excludes the impact of revenue related to COVID-19, inorganic acquisition-related revenue (revenue recognized by acquired companies during the reporting period for which there is no prior year comparison), and the impact of changes in foreign exchange rates.

Long-term Equity Incentive Payout for NEOs for 2023

In 2021, we granted PSU awards subject to a three-year performance period ending December 31, 2023. As shown in the table below, these PSU awards were earned at 48% of target. This was based on 95% achievement of the organic revenue growth goal and 0% achievement of the Adjusted ROIC goal for the PSU awards, each of which was equally weighted at 50%.

REPLIGEN CORPORATION	7	2024 PROXY STATEMENT SUMMARY

The following table presents the performance goals and actual achievement for the 2021 program:

Goals and Achievement for the Three-Year Performance Period Ending December 31, 2023

	Performance Range

	Threshold	Target	Maximum	Achievement	Actual Payout

Revenue CAGR 2021-2023	15.0%	25.0%	30.0%	23.9%	95.0%

Adjusted ROIC(1)	5.6%	7.6%	8.6%	4.7%	0.0%

Total weighted payout	—	—	—	—	48.0%

(1)	Adjusted ROIC means the Company’s Adjusted NOPAT (as defined below), divided by Adjusted Invested Capital (as defined below).

Adjusted NOPAT means the Company’s Adjusted Income from Operations (as defined below) multiplied by the Adjusted Tax Rate (as defined below).

Adjusted Income from Operations means the Company’s income from operations under U.S. generally accepted accounting principles (“GAAP”), adjusted for non-recurring charges for inventory step-up, acquisition and integration costs, restructuring costs and contingent consideration expense, as well as intangible asset amortization.

Adjusted Tax Rate means the Company’s tax rate under GAAP, adjusted for the tax effect of non-GAAP charges.

Adjusted Invested Capital means the average of the year-end balances for the final two years of the ROIC performance period of (a) the sum of (i) the Company’s total stockholders’ equity under GAAP and (ii) the Company’s total short-term and long-term debt recorded under GAAP, less (b) the Company’s cash and cash equivalents under GAAP, but excluding in all cases the impact of any business acquisition after the first two acquisitions completed during the plan period.

We have granted our NEOs performance-based equity awards, including PSUs, each year since 2019 and we anticipate that we will continue to include such equity awards as part of our long-term incentive compensation program going forward for the reasons noted above.

BUSINESS & FINANCIAL HIGHLIGHTS 2023

A Challenging Year for Bioprocessing

2023 proved to be an overall challenging year for our industry and Repligen, as we adjusted to a post-pandemic environment following three years of capacity expansion and hiring to meet unprecedented acceleration in demand for our products. As the pandemic reached endemic status, Repligen and the bioprocessing industry faced multiple headwinds—most significantly were elevated inventory levels at both biopharmaceutical (“Pharma”) and contract development and manufacturing organizations (“CDMO”) customer accounts, as inventory had been secured during the long-lead time supply chain environment. The de-stocking impact of this persisted through 2023. This was coupled with conservative capital spending and project delays at large Pharma accounts. In addition, a high inflationary environment resulted in significant contraction in funding for startup biotech companies, and regionally, the industry was affected by economic deterioration in China, both of which had some impact on Repligen, albeit to a lesser extent than our peers.

Positive Signs by Year End

The first half of 2023 was particularly challenging, as the funnel of opportunities across our customer base was limited. In the second half of 2023, our opportunity funnel started to improve, and by year end, we were encouraged to see positive

REPLIGEN CORPORATION	8	2024 PROXY STATEMENT SUMMARY

signs of recovery at Repligen. Orders picked up, especially in the third quarter for Pharma accounts, and in the fourth quarter for CDMO accounts. We have many reasons for optimism; most fundamentally, the underlying growth and expansion of the biologics markets we serve, and our unique positioning as a recognized technology leader in bioprocessing.

2023 Business & Financial Highlights

Business Focus: Key Account Strategy, New Modality Inroads, Innovation and Rebalancing Resources

In 2023, we focused our attention on five areas, aligned with our goals set up at the beginning of the fiscal year. We strengthened the commercial team with the addition of a key account team in North America. We intensified our efforts to build a strong opportunity funnel and expand our presence in new modalities. We prioritized research and development (“R&D”) as we continued to focus on innovation, committing similar dollars to R&D as in 2022. In addition to these three areas, we took necessary actions to rebalance the organization in response to margin pressures we faced from lower sales volume in the post-pandemic market. This was balanced with investments in key site upgrades.

•

Key accounts focus. We advanced our commercial strategy of building a key accounts team to improve our portfolio visibility at key accounts, with a core team in place by mid-year. In October, we hired industry veteran Olivier Loeillot as our President and CCO, to lead our commercial team and oversee our four franchises. Orders from our top 10 Pharma accounts were up 50% in the second half of 2023 compared with the first half, and up 20% for the full year compared to 2022. At our top 10 CDMO accounts, orders in the second half of 2023 were consistent with first half, but up nearly 15% compared to the year 2022.

•

New modalities momentum. We made inroads in new modalities, which includes cell and gene therapy, exosome and RNA programs. Driven by several late-stage and commercial wins in 2023, new modalities had a solid year for both orders and sales, with revenue from customers’ new modality programs representing 18% of total revenue.

•

New product launches. Innovation remained a top priority, and we successfully launched 10 new products in 2023. Although these were first- and partial-year product offerings, they generated over $12 million in revenue in 2023.

•

Rebalancing the organization. Rebalancing of resources was also a top priority in 2023. Our entire team focused on cost containment and the leadership team rolled out programs to right size our organization to address the margin challenges associated with volume decreases and available capacity in 2023; these efforts advanced under the direction of CFO, Jason K. Garland, who joined the company in September 2023. Through this difficult but prudent process, we reduced our workforce by more than 15%, adjusted inventories, contained costs across the organization and are in the process of consolidating several facilities.

Financial Highlights

•

Revenue summary. Our full year reported revenue of approximately $639 million included approximately $32 million of COVID-related revenue – down from approximately $141 million in 2022. Our 2023 base revenue – which excludes COVID- and acquisition-related revenue, totaled approximately $599 million and represented a decrease of 9% compared with 2022. For perspective, three-year total reported revenue and base revenue CAGR remained strong at 20% and 23%, respectively.

•

Strategic M&A. We completed two strategic acquisitions, aligned to our strict M&A criteria and reflecting our focus on growth through innovation. Our acquisitions of FlexBiosys, Inc. (April 2023) and Metenova Holdings AB (October 2023) support the expansion and diversification of our Fluid Management portfolio within our Filtration franchise. These acquisitions contributed approximately $7 million in revenue in 2023.

•

Balance sheet. In December 2023, we strengthened our balance sheet through a private convertible transaction of $600 million aggregate principal amount of 1.00% convertible senior notes. We generated free cash flow of $75 million and reported cash and cash equivalents of approximately $751 million as of December 31, 2023.

•

Capital Expenditures. Our capital expenditures decreased by more than 50%, to $39 million in 2023 compared to $88 million in 2022. With our investments in facility modernization and expansion over the previous two years, we have ample capacity to support our expectations for increased demand as we continue to drive long-term growth.

Sustainability

•

Sustainability. In November 2023, we published our 2022 Sustainability Report to highlight our progress since 2020. The report reflects our belief that corporate responsibility is essential to sustaining business and economic growth in a manner that can also deliver positive environmental and social impact. Our current sustainability report, and a frameworks index can be downloaded from our website at https://www.repligen.com/company/sustainability.

REPLIGEN CORPORATION	9	2024 PROXY STATEMENT SUMMARY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our Common Stock as of March 18, 2024 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee of the Company; (iii) each named executive officer of the Company; and (iv) all directors nominees and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownerships(1)	Percent of Class(2)

BlackRock, Inc.(3)	7,859,530	14.1%

The Vanguard Group(4)	5,078,261	9.1%

T. Rowe Price Associates, Inc.(5)	4,012,851	7.2%

Roy T. Eddleman Living Trust(6)	3,500,000	6.3%

Tony J. Hunt(7)	395,445	*

Jason K. Garland(8)	—	*

James R. Bylund(9)	17,504	*

Ralf Kuriyel(10)	22,941	*

Olivier Loeillot(11)	—	*

Jon K. Snodgres(12)	—	*

Karen A. Dawes(13)	96,898	*

Nicolas M. Barthelemy(14)	6,703	*

Carrie Eglinton Manner(15)	10,712	*

Konstantin Konstantinov(16)	4,837	*

Martin D. Madaus(17)	4,640	*

Rohin Mhatre, Ph.D.(18)	11,355	*

Glenn P. Muir(19)	48,016	*

Margaret A. Pax(20)	287	*

All directors, nominees and executive officers as a group (15 persons)(21)	649,049	1.2%

*	Less than one percent

(1)

Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of March 18, 2024.

(2)

Percentages of ownership are based upon 55,838,548 shares of Common Stock issued and outstanding as of March 18, 2024. Shares of Common Stock that may be acquired pursuant to options that are exercisable or restricted stock units subject to time-based vesting (“RSUs”) that will vest within 60 days of March 18, 2024 are deemed outstanding for computing the percentage ownership of the person holding such options or RSUs but are not deemed outstanding for the percentage ownership of any other person.

(3)

Based solely on a Schedule 13G/A filed on January 23, 2024 for the December 31, 2023 filing event. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power with respect to 7,561,271 shares and sole dispositive power with respect to 7,859,530 shares.

(4)

Based solely on a Schedule 13G/A filed on February 13, 2024 for the December 31, 2023 filing event. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has shared voting power with respect to 31,387 shares, shared dispositive power with respect to 74,137 shares and sole dispositive power with respect to 5,004,124 shares.

(5)

Based solely on a Schedule 13G/A filed on February 14, 2024 for the December 31, 2023, filing event. T. Rowe Price Associates, Inc. business address is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 859,124 shares and sole dispositive power with respect to 4,010,255 shares.

REPLIGEN CORPORATION	10	2024 PROXY STATEMENT

(6)

Based solely on a Schedule 13G/A filed on February 6, 2024 for the December 31, 2023 filing event. Consists of (i) 2,705,689 shares held by Roy T. Eddleman Living Trust, (ii) 509,318 shares held by Roy T. Eddleman Charitable Remainder Trust #1, and (iii) 284,993 shares held by Roy T. Eddleman Charitable Remainder Trust #2 (collectively, the “Eddleman Trusts”). Nereyda Rubio and Anis Garci serve as co-trustees of the Eddleman Trusts, and each has investment and voting control over the shares held by the Eddleman Trusts (the “Shares”) and may be deemed to have shared voting power and shared investment power with respect to all such Shares. The business address of each of the Eddleman Trusts is c/o TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067.

(7)	Includes 297,337 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024.

(8)	Mr. Garland was appointed Chief Financial Officer effective September 25, 2023.

(9)	Includes 12,848 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 1,000 RSUs which will vest within 60 days of March 18, 2024.

(10)	Includes 5,222 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 1,600 RSUs which will vest within 60 days of March 18, 2024.

(11)	Mr. Loeillot was appointed President and Chief Commercial Officer effective October 2, 2023.

(12)	Mr. Snodgres retired from the Company effective October 31, 2023, but ceased being an executive officer effective September 25, 2023.

(13)	Includes 9,531 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 798 RSUs which will vest within 60 days of March 18, 2024.

(14)	Includes 3,936 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(15)	Includes 7,920 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(16)	Includes 3,617 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(17)	Includes 2,332 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(18)	Includes 9,010 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(19)	Includes 40,434 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 686 RSUs which will vest within 60 days of March 18, 2024.

(20)	Includes 195 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 92 RSUs which will vest within 60 days of March 18, 2024.

(21)

See footnotes 7 through 20 above. Includes 397,360 shares issuable pursuant to stock options which are exercisable within 60 days of March 18, 2024 and 8,606 RSUs which will vest within 60 days of March 18, 2024. Ms. Gebski is an executive officer as of March 18, 2024 and although not listed in the table as a named executive officer, her holdings of 29,711 shares are included in this number, including 4,978 shares issuable pursuant to stock options and 1,000 RSUs which are exercisable or vest within 60 days of March 18, 2024.

REPLIGEN CORPORATION	11	2024 PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTOR NOMINEES

There are nine (9) nominees for director, all of whom are current directors of Repligen that have been nominated by the Nominating and Corporate Governance (“N&CG”) Committee and the Board of Directors (“Board”) for re-election.

If elected, each of the director nominees will hold office until the 2025 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company
Tony J. Hunt	2015	Chief Executive Officer and Director
Karen A. Dawes	2005	Director, Chairperson of the Board
Nicolas M. Barthelemy	2014	Director
Carrie Eglinton Manner	2020	Director
Konstantin Konstantinov, Ph.D.	2022	Director
Martin D. Madaus, D.V.M., Ph.D.	2023	Director
Rohin Mhatre, Ph.D.	2020	Director
Glenn P. Muir	2015	Director
Margaret A. Pax	2024	Director

Shares represented by all proxies received by the Board and not marked or voted to abstain from voting for any individual director or for any group of directors will be voted, unless otherwise indicated, FOR the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact on the proxy cards with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of the nine (9) above-named directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any shareholders of the Company.

The Board unanimously recommends a vote FOR each of the nominees for election as directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board’s recommendations.

REPLIGEN CORPORATION	12	2024 PROXY STATEMENT

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The current directors, including director nominees, and executive officers of Repligen as of March 18, 2024 are as follows:

Name	Age(1)	Position(s) with the Company

Tony J. Hunt	60	Chief Executive Officer and Director

Jason K. Garland(2)	50	Chief Financial Officer

James R. Bylund	61	Chief Operating Officer

Christine Gebski(3)	56	Senior Vice President, Filtration and Chromatography

Ralf Kuriyel	66	Senior Vice President, Research and Development

Olivier Loeillot(4)	54	President and Chief Commercial Officer

Nicolas M. Barthelemy(5)(6)	58	Director

Karen A. Dawes(6)	72	Director, Chairperson of the Board

Carrie Eglinton Manner(7)	50	Director

Konstantin Konstantinov, Ph.D.(6)	66	Director

Martin Madaus, D.V.M., Ph.D.(6)(7)	64	Director

Rohin Mhatre, Ph.D.(5)	59	Director

Glenn P. Muir(5)(7)	65	Director

Margaret A. Pax(8)	64	Director

(1)	Age as of the date of the 2024 Annual Meeting of Shareholders.

(2)	Mr. Garland was appointed Chief Financial Officer (“CFO”) effective September 25, 2023.

(3)	Ms. Gebski is an executive officer for fiscal year 2023. She is referred to in this Proxy Statement as a named executive officer for simplicity.

(4)	Mr. Loeillot was appointed President and Chief Commercial Officer (“CCO”) effective October 2, 2023.

(5)	Member of the Compensation Committee.

(6)	Member of the N&CG Committee.

(7)	Member of the Audit Committee.

(8)	Ms. Pax was elected to the Board on March 18, 2024.

REPLIGEN CORPORATION	13	2024 PROXY STATEMENT

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about the Company’s continuing directors and executive officers. The information presented includes information about each director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Executive Officers

Tony J. Hunt was named President and Chief Executive Officer (“CEO”) and has served on the Board since May 2015. He currently serves as CEO after relinquishing his role as President in October 2023. He joined Repligen in May 2014 as Chief Operating Officer (“COO”), overseeing commercial and manufacturing operations. Before coming to Repligen, Mr. Hunt was President of Bioproduction at Life Technologies Corporation, a global life sciences company which was acquired by Thermo Fisher Scientific (“Thermo Fisher”) in 2014. He joined Life Technologies in 2008, serving as General Manager of Bioproduction Chromatography and Pharma Analytics before being named President of Bioproduction in 2011. From 2000 to 2008, Mr. Hunt was with Applied Biosystems as Senior Director of Pharma Programs where he launched the Pharma Analytics business that in

2008 became a part of the Bioproduction platform at Life Technologies. Mr. Hunt also serves on the board of directors of one publicly traded company, 908 Devices Inc. Mr. Hunt received a B.S. in Microbiology and an M.S. in Biotechnology from University College in Galway, Ireland, and a M.B.A. from Boston University School of Management. Mr. Hunt brings to the Board his deep understanding of the bioprocessing market.

Jason K. Garland joined Repligen in September 2023 as the CFO, where he oversees financial operations for the Company. Mr. Garland holds responsibility for all corporate finance and audit functions, capital markets and M&A transactions, financial planning and analysis, budgeting and financial risk management of the Company as well as information technology and investor relations of the Company. Mr. Garland was previously with Integer Holdings Corporation (“Integer”), a medical device outsource manufacturer, where he served for nearly five years as Executive Vice President and CFO, and assumed executive sponsorship of the company’s business process excellence initiatives focused on standardizing and optimizing all non-manufacturing processes. Prior to his role with Integer, Mr. Garland spent three years as Vice President and CFO for the global sales and supply divisions of Tiffany & Co., following nearly 20 years of increasing responsibility at General Electric Corporation (“GE”). His rotations and achievements at GE culminated in several leadership positions including his role as CFO for GE Industrial Solutions, then a multi-billion dollar business with over 40 manufacturing sites. Mr. Garland serves on the board of directors and is Audit Committee Chair for Acutus Medical, a publicly-traded medical device company. He holds a B.S. in Chemical Engineering from the University of New Hampshire, and is Lean Six Sigma Black Belt certified.

James R. Bylund was named COO of the Company in January 2022 and serves as the Company’s principal operating officer. He joined Repligen in March of 2020 as Senior Vice President, Global Operations and IT, overseeing all operations and IT functions on a global basis. Between March 2019 and March 2020, Mr. Bylund also worked in real estate at Inspire Development in Austin, Texas. Prior to joining Repligen, Mr. Bylund spent ten years at Thermo Fisher in a number of roles including Vice President and General Manager of the Single Use Technologies Business Unit and Vice President of Global Operations for the Bioproduction Division. Prior to joining Thermo Fisher, Mr. Bylund also worked for Fiserv (nine years) and Eli Lilly and Company (seven years) in a variety of leadership roles. He has significant experience in managing multiple operating sites across the globe and scaling operations to meet rapidly growing demand. Mr. Bylund is a passionate proponent of continuous improvement and has consistently demonstrated the ability to assemble and grow highly effective teams. He holds a B.S. in Accounting from Utah State University and an M.B.A. from Indiana University.

Christine Gebski joined Repligen in May 2015 and currently serves as the Senior Vice President, Filtration and Chromatography where she oversees the general management and strategy of the Company’s upstream and downstream filtration and chromatography portfolio. Prior to joining Repligen, Ms. Gebski was head of the Chromatography Business Unit within the Bioproduction Division of Thermo Fisher. At Thermo Fisher she managed the Global Process Chromatography Applications and research and development (“R&D”) functions for ten years. Before joining Thermo Fisher, Ms. Gebski was a Process Development Scientist for 15 years in the biotechnology industry, having held positions of increasing responsibility at Genzyme, TKT/Shire and EMD Pharmaceuticals. She has significant experience in product development and commercialization, product life cycle management, downstream process development and engineering, technology transfer and validation across a variety of biological molecule classes and diagnostic reagents. She holds a B.S. in Biology from the University of Vermont and a M.S. in Biotechnology from the University of Massachusetts at Lowell.

REPLIGEN CORPORATION	14	2024 PROXY STATEMENT

Ralf Kuriyel joined Repligen in October 2016 as the Senior Vice President, R&D where he oversees the Company’s R&D efforts. Mr. Kuriyel was previously Vice President of Applications for the single-use business unit within the Life Sciences division of Pall Corporation (“Pall”), whose acquisition by Danaher Corporation was completed in August 2015. At Pall, Mr. Kuriyel served as Vice President of R&D, Field Applications and Process Development Services from November 2014 to October 2016. In addition, Mr. Kuriyel served as Vice President, Applications R&D at Pall from November 2011 to November 2014. Mr. Kuriyel received a B.S. and an M.S. in Chemical Engineering from Rensselaer Polytechnic Institute and has completed his coursework for the Tufts

University Ph.D. program in Chemical Engineering. He is an inventor of multiple patents and has co-authored over 30 scientific publications on bioprocessing, including separations technologies, membrane separations methods, protein processing and enhanced microfiltration techniques.

Olivier Loeillot joined Repligen in October 2023 as President and CCO, where he has responsibility for driving the Company’s commercial strategy and expanding the market impact of Repligen’s business units in bioprocessing. Mr. Loeillot joined Repligen from his most recent role as CEO of Ascensus Specialties, a manufacturer of specialty chemicals for use in the life sciences and pharmaceutical markets. Mr. Loeillot previously served a combined 12 years with Cytiva (a Danaher Corporation company) and GE Healthcare Life Sciences. At Cytiva, he served as Bioprocess President from 2018 to 2022, overseeing the overall Bioprocessing portfolio from cell culture media to purification resins and including process equipment, single-use technologies and enterprise solutions. There, he was also instrumental in building and leading the Enterprise Solutions business, managing the Bioprocess Asia business in Singapore, and directing the Genomics and Cellular Research division. Prior to Cytiva, Mr. Loeillot served a combined 12 years with Lonza, advancing to Vice President Sales, Lonza Custom Manufacturing. He also acted as Vice President Sales for Lonza AG’s custom manufacturing business and led the Microbial Biopharmaceuticals group. Mr. Loeillot earned his Master’s degree in Chemistry in 1993 from the European High Institute of Chemistry of Strasbourg, France, and later completed a M.B.A. program at CESMA Business School of EM Lyon.

Directors

Nicolas M. Barthelemy has served as a director of Repligen since June 2014. Mr. Barthelemy brings over 30 years of industry experience to the director role. Mr. Barthelemy served as President and CEO of bioTheranostics, a molecular diagnostics company, from September 2014 until February 2017. Prior to bioTheranostics, he served as President, Global Commercial Operations at Life Technologies, which was acquired by Thermo in February 2014. Prior to Life Technologies, Mr. Barthelemy was with Biogen Inc. (“Biogen”) for eight years, most recently as Vice President, Manufacturing and General Manager for the company’s manufacturing organization at Research Triangle Park. He began his career with Merck & Co., Inc. as a Senior

Project Engineer, Vaccine Technology. Mr. Barthelemy also serves on the board of directors of three privately held companies: Biocare Medical LLC, NanoCellect Biomedical, and Slingshot Biosciences. Mr. Barthelemy previously served as a board member of Twist Bioscience, 908 Devices Inc. and Standard BioTools, Inc. (previously Fluidigm Corporation). Mr. Barthelemy received a M.S. in Chemical Engineering from the University of California, Berkeley, and an engineering degree from Ecole Supérieure de Physique et Chimie Industrielles, Paris. Mr. Barthelemy’s qualifications to sit on the Company’s Board include his extensive experience in the bioprocessing field, including large scale biologics manufacturing and commercialization of consumables used in bioprocessing.

REPLIGEN CORPORATION	15	2024 PROXY STATEMENT

Karen A. Dawes, Chairperson of the Board, has served as a director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group (“Bayer”). Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth LLC (“Wyeth”), a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company's initial commercialization strategy to launch BeneFIX® and Neumega®.

Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of marketing positions, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, Inc., she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves on the board of directors of two publicly traded companies: Barinthus Bio (formerly Vaccitech Limited) and Medicenna Therapeutics Corp, one private company, JPA Health, and one not-for-profit company, Medicines 360. Ms. Dawes received a B.A. and M.A. in English from Simmons College and a M.B.A. from Harvard University Graduate School of Business. Ms. Dawes’ qualifications to sit on the Company’s Board include her extensive strategic experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable commercial background.

Carrie Eglinton Manner has served as a director of Repligen since June 2020. She brings to the director role over 25 years of leadership experience across multiple disciplines. Ms. Eglinton Manner currently serves as President and CEO of OraSure Technologies, Inc. (“OraSure”), which she joined in June 2022. OraSure, together with its wholly-owned subsidiaries, DNA Genotek, Diversigen and Novosanis, is a leader in the development, manufacture and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular service solutions designed to discover and detect critical medical conditions. Prior to OraSure, Ms. Eglinton Manner served as Senior Vice President, Advanced & General Diagnostics and Clinical Solutions at Quest Diagnostics ("Quest"), which she joined in 2017. In her role at Quest, Ms. Eglinton Manner was responsible for value creation across the company’s $10 billion clinical portfolio, driving innovation in R&D, along with partnerships and acquisitions. She helped accelerate growth in Quest’s $2 billion Advanced Diagnostics portfolio, which included its specialty molecular and genetic offerings, along with Quest’s global and pharmaceutical services businesses. Prior to Quest, Ms. Eglinton Manner held various roles of increasing scope and responsibility over a period of 20 years at GE Healthcare. From 2009 through 2016, she served as President & CEO of four distinct GE Healthcare global businesses in the areas of diagnostic imaging, lab services and medical devices, ranging in size from approximately $150 million to $3 billion in revenue. In addition to the Repligen Board, Ms. Eglinton Manner serves as board director for the not-for-profit Thrive Networks, focused on water supply, sanitation and hygiene, economic empowerment, gender equity, healthy cities and resilient community development to serve underserved populations of Southeast Asia, as well as Sapphiros, a KKR-backed platform building the next generation of diagnostic technologies. Ms. Eglinton Manner holds a B.S. in Mechanical Engineering from the University of Notre Dame. Ms. Eglinton Manner’s qualifications to sit on the Company’s Board include her track record of delivering business expansion and profitability for rapidly growing global businesses, including her experience with integrating acquisitions and building operations excellence, with a commitment to quality and process improvements.

Konstantin Konstantinov, Ph.D., has served as a director of Repligen since May 2022. He has also been a member of our Scientific Advisory Board since March 2016. Dr. Konstantinov is currently Chief Technology Officer at Ring Therapeutics and Operating Partner at Flagship Pioneering. Dr. Konstantinov previously served as Chief Technology Officer at Codiak BioSciences (“Codiak”), and prior to that as Executive Vice President, Manufacturing & Process Sciences. Before joining Codiak, Dr. Konstantinov was responsible for the late-stage bioprocess and technology development at Sanofi’s Boston hub, including all functions, from cell banking to fill/finish/lyophilization. Prior to Sanofi, Dr. Konstantinov worked for Bayer in Berkeley, California for 14 years, advancing to the position of Head of Process Sciences. He has published 60 peer reviewed papers and has more than 15 patents and patent applications. During the last 23 years, Dr. Konstantinov has worked on the development and commercialization of various products, including monoclonal antibodies, blood factors and enzymes expressed in mammalian cells. Most recently, he has pioneered the development of an end-to-end integrated continuous biomanufacturing platform, which is becoming a strategic technological trend for the biomanufacturing industry worldwide. Dr. Konstantinov received his Ph.D. in Biochemical Engineering from Osaka University, Japan, which was followed by a post-doctoral assignment at DuPont and the University of Delaware.

REPLIGEN CORPORATION	16	2024 PROXY STATEMENT

Martin D. Madaus, Ph.D., has served as a director of Repligen since February 2023. Dr. Madaus joined the Board with over 25 years of industry experience, including five years as Chairman, President and CEO of Millipore Corporation, where he was integral to the company’s transformation into a life science leader, and its acquisition by Merck KGaA in 2010. He is an active board leader, currently serving as a Director at Azenta Life Sciences, a public company focused on assisting life sciences organizations bring impactful breakthroughs and therapies to markets faster, and as Lead Director for Quanterix Corporation, a precision health technology public company. Dr. Madaus previously served as a board member for mass cytometry player Standard BioTools, Inc. (previously Fluidigm Corporation). He also serves on the boards of three private companies: Unchained

Labs, Emulate Inc. and Syntis Bio. Dr. Madaus is currently a senior operating executive at The Carlyle Group (since 2019), a multinational private equity and asset management services company. He previously served as Chairman and CEO at Ortho-Clinical Diagnostics from 2014 to 2019. His tenure with biopharmaceutical and diagnostic industry leader Roche Holding AG from 1996 to 2004 included his position from 2000 to 2004 as President and CEO, N.A. of Roche Diagnostics Corp. Dr. Madaus began his career as a veterinarian, before joining global pharmaceutical and diagnostic company Boehringer Mannheim Corporation (“Boehringer”). While at Boehringer, he held sales, marketing and product management roles from 1989 to 1996, until his move into general management coincided with the company’s acquisition by Roche in 1996. He holds a D.V.M. from the University of Munich in Germany and a Ph.D. from the University of Veterinary Medicine of Hanover in Germany. Dr. Madaus’ qualifications to sit on the Company’s Board include his extensive bioprocessing and biopharmaceutical industry experience, especially in the areas of strategy, mergers and acquisitions, and commercial operations.

Rohin Mhatre, Ph.D., was appointed to the Board in March 2020. Dr. Mhatre brings 30 years of relevant experience to the director role, including his current position since October 2023 as Executive Vice President and Chief Technical Officer at FogPharma. Prior to that he served as Senior Vice President, Product and Technology Development of Biogen from 2017 to 2023. Dr. Mhatre has also held numerous other roles of increasing responsibility within Biogen, which he joined in 1996, including six years as Vice President of Biopharmaceutical Development, where he led a team responsible for cell line, cell culture, purification and device development. Earlier in Dr. Mhatre’s career at Biogen, he focused on building out analytical development and technical services. Prior to Biogen, Dr. Mhatre led the purification and applications group at Applied BioSystems (formerly Perspective Biosystems). Dr. Mhatre holds a Ph.D. in Chemistry from Northeastern University. Dr. Mhatre’s qualifications to sit on the Board include his extensive technical expertise, his leadership abilities and his deep understanding of the dependencies between biological drug development and efficient manufacturing workflows.

Glenn P. Muir has served as a director of Repligen since October 2015. Mr. Muir brings over 30 years of experience to the director role, including 26 years with Hologic, Inc. (“Hologic”), a large multi-national medical device and diagnostics company where he most recently served as CFO and Executive Vice President. Mr. Muir retired in May 2014 from Hologic, where he helped steer the company’s evolution from a venture-backed single product company to a publicly-traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as CFO since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where, from 1986 to 1988 he held the role of Vice President, Finance. Previously, from 1981 to 1984, he was a Senior

Auditor with Arthur Andersen & Co. Mr. Muir also serves on the board of directors of two publicly-traded companies: medical technology company, Neuronetics, Inc., and life science company, G1 Therapeutics, Inc. Previously, Mr. Muir served on the board of directors of ReWalk Robotics Ltd. from July 2014 to December 2017. Mr. Muir is a Certified Public Accountant (inactive since 2022) with a B.A. from the University of Massachusetts, Amherst. He also earned a M.S. from Bentley University and a M.B.A. from Harvard University. Mr. Muir’s qualifications to sit on Repligen’s Board include his extensive experience with integrating strategic acquisitions and leading the financial operations for a global manufacturing and commercial organization.

REPLIGEN CORPORATION	17	2024 PROXY STATEMENT

Margaret A. Pax has served as a director of Repligen since March 2024. Ms. Pax brings over 25 years of experience leading the development and execution of growth strategies for global companies. This includes eight years with Thermo Fisher, where, from 2016 to 2020, she served as Vice President, Strategy and Innovation for the clinical supply chain business. In this role, she led strategic planning, developed customer-facing innovation programs, and drove the business case for the company’s multi-billion acquisition of Patheon, a leading biopharmaceutical contract manufacturer. Ms. Pax’s background also includes her position as Senior Director, Corporate Development & Strategy at Thermo Fisher from 2013 to 2016, where she led post-merger commercial integration for the company’s acquisition of Life Technologies. Earlier in her career with Thermo Fisher, she was the Senior Director, Portable Analytical Instrumentation from 2012 to 2013. From 1989 to 2000, Ms. Pax was with Phillips Healthcare (“Phillips”), a leading medical device company, where she held senior leadership roles in Business Development, Marketing and Product Management. Between her Phillips and Thermo Fisher roles, Ms. Pax held several entrepreneurial leadership positions, including as Vice President, Business and Clinical Development for five years (2006 to 2011) with Microchips Biomedical, an MIT startup company that was acquired by Daré Bioscience. Ms. Pax is currently an independent board director at Alimera Sciences, a Nasdaq-listed pharmaceutical company, where she has served as a director since 2023, and Jellagen, a privately-held UK company. She also sits on the board of the U.S. subsidiary of BioPorto A/S, a Danish-based kidney biomarker company. Ms. Pax advises a range of healthcare and life sciences companies on business strategy, commercial growth, and partnerships. Ms. Pax holds a B.A. from the College of Holy Cross, and an M.B.A. from Harvard Business School, where she currently serves as a board member of the Harvard Business School Healthcare Alumni Association.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

DELINQUENT SECTION 16(a) REPORTS

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our Common Stock must report their initial ownership of our Common Stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2023 were complied with by each person who at any time during the 2023 fiscal year was a director or an executive officer or held more than 10% of our Common Stock, except for the following: Due to an administrative error, a Form 4 filing misreported the number of shares beneficially owned by Carrie Eglinton Manner, a current member of the Board. The required Form 4 to correct this amount was filed on December 15, 2023.

REPLIGEN CORPORATION	18	2024 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD MATTERS

BOARD INFORMATION

Director Independence

The Board of Directors (“Board”) has determined that each of the directors who has served during the fiscal year ended December 31, 2023 and each of the nominees for director at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), with the exception of Mr. Hunt, has no material relationship with the Company and is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC (“Nasdaq”). Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance (“N&CG”) Committee of the Board is independent within the meaning of Nasdaq’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards of the Securities and Exchange Commission (“SEC”) for audit committee members.

Board Leadership Structure

The Board is led by its Chairperson, Karen Dawes, who is an independent director. The Board believes that separating the roles of the Chief Executive Officer (“CEO”) and Chairperson of the Board is the most appropriate structure for the Company at this time. Having an independent Chairperson ensures that the CEO is accountable for managing the Company in the best interests of the shareholders while, at the same time, acknowledging that managing the Board is a separate and time-intensive responsibility. Additionally, this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board also believes that having an independent Chairperson can serve to curb conflicts of interests, promote oversight of risk and manage the relationship between the Board and the CEO.

Executive Sessions

The Board holds executive sessions of the independent directors at each regularly scheduled Board meeting and/or as deemed necessary by the Chairperson. Executive sessions do not include any employee directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Director Nomination Policies

Director Qualifications

The N&CG Committee is responsible for selecting and recommending nominees for election as directors to the Board. The full Board participates in an annual Board effectiveness assessment, which includes evaluating the appropriate qualities, skills and characteristics of current Board members and identifying skills and qualifications desired for director nominees. These assessments include consideration of the following minimum qualifications that the N&CG Committee believes must be met by all directors:

•

Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Second Amended and Restated Code of Business Conduct & Ethics (“Code of Business Conduct & Ethics”);

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	Directors must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The N&CG Committee also considers numerous other qualifications, skills and characteristics when evaluating director nominees, such as:

•	An understanding of and experience in bioprocessing, biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing;

•	Leadership experience with public companies or other significant organizations; and

•	Diversity of background, including diversity of gender, race, ethnicity, culture, nationality, sexual orientation, age, perspectives, personal and professional background, knowledge and experience.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

The N&CG Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria for all candidates. If the N&CG Committee identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, it considers candidates from a variety of sources including third-party search firms that assist in identifying, evaluating and conducting due diligence on potential director candidates. For all potential candidates, our N&CG Committee will consider all factors it deems relevant, including those enumerated above.

REPLIGEN CORPORATION	19	2024 PROXY STATEMENT

Board Diversity

The N&CG Committee is committed to having a diverse Board and considers a variety of candidate attributes, including whether a candidate, if elected, assists in achieving a mix of directors who represent a diversity of backgrounds and experience. A Board that includes diversity, including diversity in gender, race, ethnicity, culture, nationality, sexual orientation, age, perspectives, personal and professional background, knowledge and experience, is important because we believe having varying perspectives and a breadth of experience improves the quality of deliberations, contributes to more effective decision-making on behalf of the Company and its shareholders and enhances the overall chemistry and collaborative culture in the boardroom. Accordingly, the N&CG Committee is committed to actively seeking out Board candidates who are highly qualified women, minorities, and individuals with other diverse backgrounds, skills and experience.

In 2023, as part of our continued board refreshment efforts, we added Dr. Madaus to our Board, who brings a necessary and specific knowledge set, specifically in bioprocessing and biopharmaceutical operations. The N&CG Committee was cognizant that this addition reduced our gender diversity. As part of the N&CG Committee’s commitment to achieving and maintaining a diverse Board, the N&CG Committee continuously looks for opportunities to attain a Board composition comprised of diverse directors and to continue to maintain or improve overall board ethnic and racial diversity. To that end, in March 2024, the N&CG identified and evaluated a qualified candidate in Margaret A. Pax, who joined the Board on March 18, 2024. With her appointment to the Board, 33% of our Board is once again gender diverse.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as directors, but delegates the selection and nomination process to the N&CG committee, with the expectation that other members of the Board or members of management will take part in the process as appropriate.

Generally, the N&CG Committee identifies candidates for director nominees in consultation with Board members and management, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the N&CG Committee deems to be helpful in identifying candidates. Consistent with historical practices and our ongoing efforts in diversity and inclusion, we target a diverse slate of candidates. Once candidates have been identified, the N&CG Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the N&CG Committee. The N&CG Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the N&CG Committee deems to be helpful in the evaluation process. The N&CG Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the N&CG Committee recommends candidates to be interviewed by other Board directors and ultimately recommends final candidates for the Board’s approval as director nominees for election to the Board. The N&CG Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Shareholders

The N&CG Committee will consider director candidates who are recommended by the shareholders of the Company. Shareholders who meet the applicable eligibility requirements under the proxy access provision of our By-laws and who wish to include nominees for our Board in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders, or shareholders who wish to make a proposal at the 2025 Annual Meeting of Shareholders (other than a proposal made pursuant to Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or pursuant to the proxy access provision of our By-laws), must in each case deliver any such recommendation not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. Shareholders, in submitting recommendations to the N&CG Committee for director candidates, shall follow the following procedures:

Such recommendation for nomination should be in writing and include the following:

•	Name and address of the shareholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•

The class or series and number of all shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such shareholder and such beneficial owner or any of its affiliates or associates;

•

All synthetic equity interests in which the shareholder and such beneficial owner or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such synthetic equity interest;

•	Name and address of the individual recommended for consideration as a director nominee;

•	The principal occupation of the director nominee;

•	The total number of shares of capital stock of the Company that will be voted for the director nominee by the shareholder making the recommendation;

REPLIGEN CORPORATION	20	2024 PROXY STATEMENT

•

All other information relating to the director nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if approved by the Board and elected);

•	A written statement from the shareholder making the recommendation, stating why such recommended candidate would be able to fulfill the duties of a director;

•

Any proxy, agreement, arrangement, understanding or relationship pursuant to which the shareholder making the recommendation has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Company;

•

Any rights to dividends or other distributions on the shares of any class or series of capital stock of the Company, directly or indirectly, owned beneficially by such recommending shareholder that are separated or separable from the underlying shares of the Company;

•

Any performance-related fees that such recommending shareholder, directly or indirectly, is entitled to are based on any increase or decrease in the value of shares of any class or series of capital stock of the Company or any synthetic equity interest;

•

In the case of a nomination by proxy access, any agreement, arrangement or understanding by and among the shareholder making the recommendation or beneficial owner and any other person pertaining to the nomination;

•	In the case of a nomination by proxy access, the names and addresses of other shareholders known by the shareholder making the recommendation to support such nomination; and

•

In the case of a nomination by proxy access, a statement whether or not the shareholder giving the notice will deliver a Proxy Statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Company believed by such shareholder to be sufficient to elect the nominee.

Nominations must be sent to the attention of the Corporate Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Corporate Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Corporate Secretary

The Corporate Secretary of the Company will promptly forward any such nominations to the N&CG Committee. Once the N&CG Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the N&CG Committee and votes cast for such nominees shall not be counted.

In addition to satisfying the above requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025.

The Company recognizes the importance of a shareholder’s ability to nominate directors to the Company’s Board. As part of the Company’s commitment to providing a director nomination process that is fair and equitable to all nominating shareholders, the Company’s Corporate Governance Guidelines provide that the Board will not, without shareholder consent, adopt any amendments to our By-laws that would require a nominating shareholder to: (i) deliver director nominations more than 90 days prior to the first anniversary of the prior year’s Annual Meeting of Shareholders; (ii) disclose to the Company such shareholder’s plans to nominate candidates to the board of directors of other public companies, or disclose prior proposals or director nominations that such shareholder privately submitted to other public companies; or (iii) disclose information to the Company about a nominating shareholder’s limited partners or business associates.

REPLIGEN CORPORATION	21	2024 PROXY STATEMENT

Shareholder Communication Policies

The Board provides to every shareholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for shareholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole, shareholders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Chairperson of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Chairperson of the Board of Directors

For shareholder communications directed to an individual director in his or her capacity as a member of the Board, shareholders may send such communications to the attention of the individual director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such shareholder communication to the Chairperson of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director of the Board for such purposes or by secure electronic transmission.

Director Attendance Policy

The Board’s policy is that all directors and director nominees attend the Company’s Annual Meeting in person, via teleconference, or via other virtual means. All members who were on the Board as of May 18, 2023 attended the 2023 Annual Meeting of Shareholders.

Stock Ownership Guidelines and Insider Trading Policy

The Board has adopted share ownership guidelines relating to ownership of the Company’s securities by the Company’s named executive officers (“NEOs”) and non-employee directors. Subject to the terms of the policy, (i) the CEO is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to five times his or her base salary as of a specified measuring date, (ii) each of the Company’s NEOs other than the CEO is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and (iii) each of the Company’s non-employee directors is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to four times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units subject to time-based vesting (whether or not vested as of the measurement date) are included in the number of shares owned, but unexercised stock options (regardless of whether they are vested or unvested) and performance-based restricted stock units are not included in the total number of shares owned by the NEOs or directors for purposes of the share ownership policy. All directors and NEOs currently comply with their respective share ownership requirements or are on track to meet them within the five-year period.

Under the Company’s insider trading policy, employees, including executive officers and non-employee directors, are not permitted to engage in the following transactions with respect to the Company’s stock: selling any of the Company’s securities that are not owned by such insider at the time of sale and holding the Company’s stock in an account that is, or is linked to, a margin account. In addition, the following transactions are not permitted without pre-approval of the Company’s Audit Committee: buying or selling puts, calls or other derivatives of the Company’s securities or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities; engaging in any hedging transaction with respect to the Company’s securities; or pledging Company securities as collateral for a loan. Gifts (transfer of the Company’s stock without consideration) are subject to the same restrictions as all other trades and are prohibited during a period when the insider is not permitted to trade.

REPLIGEN CORPORATION	22	2024 PROXY STATEMENT

Code of Business Conduct & Ethics

Repligen has adopted a Code of Business Ethics & Conduct as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act (and in accordance with the Nasdaq requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct & Ethics is available at the “Investors” — “Corporate Governance” — “Policies and Charters” section of the Company’s website at www.repligen.com. A copy of the Code of Business Conduct & Ethics may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at www.repligen.com under “Investors” — “Corporate Governance.”

The Board’s Role in Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board oversees and reviews the Company’s risk management process. This oversight by the Board is primarily accomplished through its committees and through management’s reporting processes, including having the Board receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, and governance risks. In addition, at the beginning of each Board meeting, the CEO provides a status update on the Company and addresses any areas of risk in an executive session. A full risk management assessment is performed and presented to the Board periodically.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s independent reviewer of internal controls. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures, including those related to cybersecurity.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the CEO as well as the Board, as necessary, the compensation plans for both executive officers and the non-employee directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its shareholders.

•

The N&CG Committee is responsible for overseeing risks related to the composition and structure of the Board and its committees, as well as the Company’s corporate governance which includes oversight of its Environmental, Social and Governance (“ESG”) practices. With respect to the composition of the Board and its committees, on an annual basis, the N&CG Committee assesses the qualifications, independence and diversity of the members of the Board and makes membership recommendations. With respect to the Company’s ESG practices, the N&CG Committee reports to the Board periodically on ESG objectives and status.

We will continue to uphold our strong corporate governance, shareholder rights and executive compensation programs. Our Board also oversees our executive and Board succession planning strategies.

SUSTAINABILITY - ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We believe our commitment to sustainability initiatives across all of our global facilities matters and is an important part of creating long-term business value for all stakeholders. We are deeply committed to corporate responsibility and transparency, and we continue to factor sustainability into our business decisions and integrate its core principles into our daily operations.

Together, we are advancing our ESG initiatives at an ambitious pace and taking bold steps to engage stakeholders throughout our upstream and downstream value chain.

To view or download our most recent 2022 sustainability report, “Making An Impact” and/or to access our 2022 reporting frameworks indexes document, please visit www.repligen.com/company/sustainability.

ESG Oversight

Our commitment to sustainability oversight at both the Board and management levels reflects the importance we place on ESG-driven policies and programs to support our long-term strategic plan. Below is our sustainability governance hierarchy:

•

The Chair of our N&CG Committee oversees our ESG initiatives and practices as set forth in the N&CG Committee charter. This Chair also reviews and approves the information contained in our sustainability reports. The N&CG Committee reports to the full Board on ESG matters and the Company’s progress on sustainability programs and initiatives.

REPLIGEN CORPORATION	23	2024 PROXY STATEMENT

•

Our Operating Leadership team, which includes our CEO and our Chief Operating Officer (“COO”), as ESG executive sponsors, is responsible for company strategy and performance. This includes the integration of sustainability and ESG initiatives into our overall strategy and investments for long-term value creation. Executive sponsors periodically engage with the Board’s N&CG Committee Chair on ESG strategy and to review progress against the company’s ESG objectives and performance measures. On an annual basis, an ESG program and status report is presented to the full Board.

•

We first established a Corporate Responsibility Team in 2020. This was a cross-functional team with responsibility for publishing our first report and establishing reporting frameworks and methods for data collection. In 2021, we modified our structure, naming our Senior Director of Global Packaging and Sustainability as our Head of Sustainability and subsequently hired a full-time sustainability staff. Our Head of Sustainability leads a four-person Sustainability team and oversees a well-established network of global ESG Site Ambassadors.

•

Each of the three ESG-related steering committees is led by our Head of Sustainability: our Environmental Steering Committee meets monthly, championed by our COO (executive sponsor) and comprised of key site leads who track metrics, share best practices and identify actionable opportunities; our Social Steering Committee meets quarterly, championed by our COO (executive sponsor) and comprised of key HR personnel who track metrics, create standard processes, and support the business networks in their talent-related goals; and our Governance Steering Committee meets quarterly, championed by our CEO (executive sponsor) and comprised of legal, finance, IT and other operations personnel who review policies, identify opportunities for improvement, and track risk assessment and mitigation plans.

Compensation-Related ESG Measures

Beginning in 2022, and based in part on shareholder input, the N&CG Committee determined that NEOs will annually be assigned certain ESG responsibilities, as appropriate to their roles, to support and advance defined corporate ESG goals. Their level of effectiveness in helping to achieve the corporate ESG goals is considered when determining the individual achievement component of performance-based compensation.

Sustainability Goals and Outcomes: 2023

Below are our sustainability-related goals and outcomes disclosed in our 2023 Proxy Statement. These goals and outcomes are related to the sustainability reporting period ended December 31, 2022 unless otherwise noted.

Goal:	Reduce carbon emissions by 10%.

Outcome:	We reduced Greenhouse Gas (“GHG”) emissions intensity by 40% on a revenue normalized basis (2022 compared with 2020).

Goal:	Expand renewable energy participation from four sites to eight.

Outcome:	We transitioned to 100% renewable electricity at nine of our 18 key manufacturing sites, which represented 75% of our global energy consumption, by year-end 2022.

Goal:	Create pathways for post-customer use product recycling.

Outcome:

We successfully implemented in-process manufacturing waste recycling and landfill mitigation programs at several of our largest sites:

•   Five of 18 manufacturing sites represented 73% of total waste, including Waltham and Marlborough, Massachusetts. Teams in Waltham and Marlborough planned and executed on a program to divert clean manufacturing scrap from landfill and partnered with a local aggregator to collect and channel the materials towards a new use. This program diverted 2.9 and 3.8 tons of waste, respectively, in 2022, and continued to be successful into 2023.

•   In addition, 34% of Waltham site’s total landfill-bound waste stream was identified as non-hazardous cell paste. In collaboration with the site’s waste hauler, 14% or 7.1 tons of cell paste was diverted for use as feedstock for a local waste-to-energy facility.

•   Five site-level composting programs diverted 5.8 tons of valuable organic material from landfills.

Goal:	Drive employee engagement; act upon employee survey results, expand professional development programs.

Outcome:	Our most recent employee engagement survey was conducted in the first half of 2023, with a strong 90% participation rate. In response to prior survey feedback, we made efforts in 2022 and into 2023, to increase the number of employee resource groups (“ERGs”) we support, rolled out goal-setting and feedback programs, and continued to offer leadership development opportunities. This includes providing front line leadership training to supervisors and managers as well as partnering with Babson College Executive Education department to provide in-depth leadership development for many of our Director through Vice President level employees in an effort to continue to strengthen our talent pipeline.

Goal:	Expand ERG support and community outreach programs.

Outcome:	Based on responses to an ERG survey, we identified focus areas and leadership for three new ERGs: Women and Friends, PRISM and Allies (supporting the LGBTQI+ population), and Green (supporting climate-conscious employees). All three are subgroups of ASPIRE (Advancing the Success of People Inside Repligen)—the original Repligen ERG that is now the umbrella organization for all ERGs. We also increased volunteerism with a record 16 sites participating in our annual Community Outreach Week, and we contributed over $300,000 to support underrepresented groups and our local communities.

REPLIGEN CORPORATION	24	2024 PROXY STATEMENT

The data included above is collected in the current year, for previous year goals. Therefore, the achievement of such goals is on a look-back basis (prior year for some of the goals and prior year plus the first half of the current year for others).

Compensation-Related Sustainability Goals: 2024

•	Create pathways for our overarching SBTi commitment to achieve net-zero emissions by 2050.

○	For example, develop frameworks for sustainable product design, sustainably designed facility upgrades and buildouts.

•	Advance in-process manufacturing waste recycling and landfill mitigation programs across our sites.

•	Create pathways for post-customer use product recycling.

•	Continue to focus on increasing women in leadership and drive outreach efforts to support organizations dedicated to empowering women.

•	Equip Repligen Leaders with training and tools needed to lead with a focus on fostering inclusion within the workplace.

•	Elevate our position on human rights, anti-bribery, anti-corruption and conflict minerals through policy enhancements and both internal procurement and supply chain accountability.

•	Formalize and strengthen our global risk mitigation strategy and risk management processes.

Sustainability Report Published in 2023

Our initial report published in 2021 helped to elevate awareness in the company and prompted higher levels of internal action. In 2022, with the full support of our Board, we established a dedicated Sustainability team that promotes and manages our increasingly ambitious set of ESG initiatives.

During 2023, we published our 2022 Sustainability Report, which can be found on the Company’s website. This report, “Making An Impact”, highlights our progress since 2020, and reflects our belief that corporate responsibility is essential to sustaining business and economic growth in a manner that can also deliver positive environmental and social impact.

In the 2022 Sustainability Report (published in 2023), we disclosed more about our ESG targets and where we have made meaningful progress since our last report. Examples include: our transition to 100% renewable electricity at additional key sites; the diversion of waste streams from landfills to recyclers; steps forward on a single-use recycling pilot program; outcomes from our most recent employee engagement survey and advances in our initiatives for a diverse and inclusive workplace.

Our Sustainability Report Frameworks

In “Making An Impact”, we continued to disclose against internationally recognized reporting frameworks, including the United Nations Global Compact (“UNGC”) Communication on Progress, Global Reporting Initiative Universal Standard 2021 and Sustainability Accounting Standards Board Standards frameworks. We also added to our formalized reporting commitment with our first Carbon Disclosure Project responses on Climate and Water, using guidance from the GHG Protocol and the Task Force on Climate-related Financial Disclosures. As a signatory of the UNGC, Repligen aligns with its Ten Principles on human rights, labor, the environment and anti-corruption. We maintained focus on seven Sustainable Development Goals as the most relevant to our business.

To view or download our most recent 2022 sustainability report, “Making An Impact,” and/or to access our 2022 reporting frameworks indexes document, please visit www.repligen.com/company/sustainability.

REPLIGEN CORPORATION	25	2024 PROXY STATEMENT

BOARD MEETINGS AND COMMITTEES

The Board of Directors (“Board”) met six (6) times during the fiscal year ended December 31, 2023. During the fiscal year ended December 31, 2023, each director attended 100% of each of: (i) the total number of meetings of the Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that he or she served). The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance (“N&CG”) Committee. Each of these standing committees has a charter that has been approved by the Board. Each standing committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

AUDIT COMMITTEE

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and currently consists of Mr. Muir, Dr. Madaus and Ms. Eglinton Manner. Dr. Madaus replaced Ms. Dawes as a member of the Audit Committee in March 2023. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to:

•	Appointing, compensating, retaining and overseeing the independence of the Company’s independent registered public accounting firm;

•	Overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services;

•

Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the Securities and Exchange Commission (“SEC”), the Company’s shareholders or to the general public; and (ii) the Company’s internal financial and accounting controls;

•	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•

Establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	Engaging advisors as necessary; and

•	Serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

The Audit Committee met four (4) times during the fiscal year ended December 31, 2023. Mr. Muir currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq Stock Market LLC’s (“Nasdaq’s”) director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

COMPENSATION COMMITTEE

The Compensation Committee, of which Mr. Barthelemy, Mr. Muir and Dr. Mhatre are currently members, is responsible (among other duties and responsibilities) for:

•	Discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers;

•	Administering the Company’s cash incentive compensation and equity incentive plans;

•	Reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations;

•	Reviewing and making recommendations to management on Company-wide compensation programs and practices;

•	Taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other executive officers;

•

Recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of our Common Stock available for issuance thereunder) for which shareholder approval is required or desirable;

•	Appointing, overseeing and approving the compensation of any compensation advisers; and

•	Evaluating the independence of any such compensation adviser.

REPLIGEN CORPORATION	26	2024 PROXY STATEMENT

The Compensation Committee met four (4) times during the fiscal year ended December 31, 2023. Mr. Barthelemy serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the SEC and Nasdaq’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The N&CG Committee of the Board consists of Ms. Dawes, Mr. Barthelemy, Dr. Konstantinov, and Dr. Madaus. Each of Dr. Konstantinov and Dr. Madaus joined the N&CG Committee in March 2023. The N&CG Committee met two (2) times during the fiscal year ended December 31, 2023. The N&CG Committee is responsible for:

•	Identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the director nominees for election;

•	Monitoring compliance with and periodically reviewing the Company’s Second Amended and Restated Code of Business Conduct & Ethics; and

•	Overseeing the Company’s practices and proposed initiatives related to Environmental, Social and Governance matters.

The N&CG Committee may also consider director nominees recommended by the Company’s shareholders as described above.

Ms. Dawes serves as the Chairperson of the N&CG Committee. The Board has determined that each member of the N&CG Committee is independent within the meaning of the SEC’s and Nasdaq’s director independence standards.

The N&CG Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.repligen.com under “Investors” — “Corporate Governance” — “Policies and Charters.”

Other Committees of the Board

Our Board may, as needed or advisable from time to time, form temporary, ad hoc or other standing committees and delegate the authority to oversee, identify, evaluate or negotiate a specific issue, opportunity and function, and to, as appropriate, make recommendations to the full Board. For example, our Board has established a Transaction Committee to oversee, advise on and assist our management and the full Board in considering or pursuing acquisitions, partnering and other business development opportunities.

REPLIGEN CORPORATION	27	2024 PROXY STATEMENT

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (“Board”) has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to serve as independent auditors for the fiscal year ended December 31, 2023. EY has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, EY periodically changes the personnel who work on the audits of the Company.

AUDIT AND NON-AUDIT FEES

The following sets forth the aggregate fees billed by EY to the Company and incurred by the Company during the fiscal years ended December 31, 2023 and 2022:

	FY2023	FY2022
Audit Fees	$2,077,764	$2,230,600
Tax Fees	719,884	151,000
All Other Fees	5,000	5,000

Total	$2,802,648	$2,386,600

Audit Fees

Fees for audit services were approximately $2,077,764 and $2,230,600 for the fiscal years ended December 31, 2023 and 2022, respectively. These amounts included fees associated with the annual audit of the consolidated financial statements, reviews of the Company’s Quarterly Reports on Form 10-Q and fees associated with the statutory filings and filings with the Securities and Exchange Commission (“SEC”).

Audit-Related Fees

There were no audit-related fees for the fiscal years ended December 31, 2023 and 2022. These fees would include fees for assurance and related services rendered by EY that are reasonably related to the performance of the audit or the review of our consolidated financial statements and that are not included as audit fees. These services would also include due-diligence in connection with acquisitions any other contractually-agreed-upon audits, accounting consultations or attestation procedures.

Tax Fees

Fees billed for tax services were approximately $719,884 and $151,000 for the fiscal year ended December 31, 2023 and 2022, respectively. These amounts included fees associated with transfer pricing studies, the performance of a research and development credit study, tax due diligence, consulting and related services.

All Other Fees

EY billed $5,000 in additional fees in 2023 and 2022 relating to a subscription to EY’s online accounting research service.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”), to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of EY for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before EY may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related, tax and other services provided by EY to the Company for the fiscal year ended December 31, 2023 were pre- approved by the Audit Committee. All non-audit services provided in the fiscal year ended December 31, 2023 were reviewed with the Audit Committee, which concluded that the provisions of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audit for the fiscal year ended December 31, 2023, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused them to refer to such disagreement in connection with their report.

A member of EY is expected to be present at the 2024 Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR the ratification of EY as the Company’s independent registered public accounting firm.

REPLIGEN CORPORATION	28	2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal year 2023. The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm EY is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and its independent registered public accounting firm throughout the financial reporting process.

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee currently consists of Mr. Muir, Chairperson, Dr. Madaus and Ms. Eglinton Manner. Dr. Madaus replaced Ms. Dawes as a member of the Audit Committee on March 2, 2023. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and the applicable rules of the National Association of Securities Dealers, Inc., and that Mr. Muir qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and EY the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Form 10-K”), including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2023 and discussed them with both the management of the Company and EY prior to including such interim financial statements in the Company’s Quarterly Reports on Form 10-Q. In connection with the Company’s Form 10-K for the fiscal year ended December 31, 2023 and the Form 10-Q for each of its first, second and third fiscal quarters of the fiscal year ended December 31, 2023, the Audit Committee discussed the results of the Company’s certification process relating to the statements in the Company’s Form 10-Qs, as well as financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee also discussed with EY the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees, and the SEC. In addition, the Audit Committee has received from EY the written disclosures and the letter from EY as required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY their independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with EY the overall scope and plans for their audit. The Audit Committee met with EY to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of EY, including, among other things, the amount of fees paid to EY for audit and non-audit services. Based on its evaluation, the Audit Committee has selected EY to serve as the Company’s auditors for the fiscal year ending December 31, 2024. The shareholders of the Company are being asked to ratify the selection of EY as the Company’s independent public accounting firm in Proposal 2 of this Proxy Statement.

The Audit Committee met four (4) times during the fiscal year ended December 31, 2023. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in Form 10-K, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Glenn P. Muir, Chairperson

Martin D. Madaus

Carrie Eglinton Manner

REPLIGEN CORPORATION	29	2024 PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s (“SEC’s”) rules.

As described in the section titled “Compensation Discussion and Analysis” which begins on page 31 and in the accompanying tables and narrative disclosure, our executive compensation programs are designed to motivate our executive officers to enhance shareholder value, to provide a fair reward for this effort and to stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interests with those of the shareholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and shareholder interests has driven corporate performance over time.

Our shareholders voted on May 18, 2023, to have advisory votes every year to approve the compensation paid to the Company’s NEOs, and we have adopted that approach. The Board of Directors (“Board”) and Compensation Committee make executive compensation decisions every year, and our directors look to the annual advisory vote for information to be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. Accordingly, we are asking our shareholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s NEOs as disclosed in this Proxy Statement:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tables and narrative disclosure for additional details on the Company’s executive compensation, including our governance, framework, components, and the compensation decisions for the NEOs for the fiscal year ended December 31, 2023.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and the Company’s executive compensation principles, policies and procedures.

The Board unanimously recommends that shareholders vote FOR approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised solely of independent directors as defined under the applicable rules of the Nasdaq Stock Market LLC and non-employee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies, advising the Board with respect to such policies, and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer (“CEO”) and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board for approval.

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K promulgated by the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Nicolas M. Barthelemy, Chairperson

Rohin Mhatre, Ph.D.

Glenn P. Muir

REPLIGEN CORPORATION	30	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our executive compensation philosophy and program. We have elected to provide disclosure in this section for all of our 2023 executive officers, whom we refer to as named executive officers (“NEOs”). The executive compensation tables that follow provide information relating primarily to 2023 compensation decisions for the following NEOs:

2023 NEOs	Position(s)
Tony J. Hunt	Chief Executive Officer and Director
Jason K. Garland	Chief Financial Officer
James R. Bylund	Chief Operating Officer
Christine Gebski(1)	Senior Vice President, Filtration and Chromatography
Ralf Kuriyel	Senior Vice President, Research and Development
Olivier Loeillot	President and Chief Commercial Officer
Jon K. Snodgres	Former Chief Financial Officer

(1)	Ms. Gebski is an executive officer for fiscal year 2023. She is referred to in this Proxy Statement as an NEO for simplicity.

2023 LEADERSHIP CHANGES

Mr. Loeillot joined the Company as our President and Chief Commercial Officer (“CCO”), effective October 2, 2023 and, in connection with Mr. Loeillot’s appointment, Mr. Hunt relinquished his role of President. Mr. Garland joined the Company as Chief Financial Officer (“CFO”), effective September 25, 2023, replacing Mr. Snodgres, who retired as CFO effective September 25, 2023 but continued in a full-time advisory role with the Company until October 31, 2023. In connection with their appointments, Mr. Loeillot and Mr. Garland entered into employment agreements with the Company, which are described in the section titled “Employment Arrangements” on page 46.

BUSINESS & FINANCIAL HIGHLIGHTS 2023

Information on business and financial highlights of the Company for 2023 can be found in the Proxy Statement Summary in the section titled “Business & Financial Highlights 2023” on page 8.

COMPENSATION PHILOSOPHY

In accordance with the Company’s compensation philosophy, the Company provides compensation that the Compensation Committee believes will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, and provide a fair reward for executive effort and stimulate professional and personal growth.

It is the responsibility of the Compensation Committee of the Board of Directors (“Board”) to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, healthcare supply and biotechnology companies, and to include incentives that are designed to appropriately drive the Company’s continued development to create shareholder value. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including base salaries, annual cash incentive compensation, and equity incentive compensation.

COMPENSATION OBJECTIVES

The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.

To achieve these objectives, the Company’s compensation program for its executive officers:

•

Ensures that salaries and total compensation are competitive with other similar-sized bioprocessing, healthcare supply and biotechnology companies with which the Company competes for talent, as determined by comparing the Company’s pay practices with those of similar companies;

•

Includes both annual and long-term components, cash and equity, and both fixed and variable elements, including performance-based compensation and long-term equity awards. We believe this mix, including significant vesting periods, best ties executive performance with shareholder returns.

•	Motivates our executive officers to manage the business to meet the Company’s near- and long-term objectives through our annual cash incentive compensation.

•

Ensures that our equity incentive compensation, including performance-based equity awards, is designed so that our executive officers are motivated over the long term to respond to the Company’s business challenges and opportunities as owners as well as employees, thereby aligning the executive officers’ interests with those of shareholders.

REPLIGEN CORPORATION	31	2024 PROXY STATEMENT

The following features of our compensation programs are designed to protect and promote the interests of our shareholders while aligning executive compensation with performance.

	We Do		We Don’t

✓

Pay for Performance: We emphasize performance-based compensation that aligns the interests of our executive officers with those of our shareholders through the use of both near-term cash incentive compensation and longer-term equity awards subject to both time- and performance-based vesting.

		X	Hedge or Pledge: We do not allow executive officers to engage in hedging or pledging of our securities.

✓	Thresholds and Caps on Incentive Payouts: We have minimum thresholds and maximum payout caps on near- and long-term performance-based incentive compensation.	X	Re-Pricing: We do not allow for re-pricing of underwater stock options without shareholder approval.

✓

Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.

		X	Excess Perquisites: We do not provide excessive perquisites to our employees.

✓

Double Trigger: We provide each NEO severance benefits that are triggered only upon a qualifying termination of employment following a change in control (i.e., double trigger), except for a one-time special long-term equity award to the Chief Executive Officer (“CEO”)(1).

		X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution or deferred compensation plans to our executive officers.

✓	Stock Ownership Requirements: We maintain stock ownership guidelines that require our directors, our CEO and our NEOs to maintain a specified level of ownership in the Company.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.

✓

Clawback: We have a compensation recovery policy, or “clawback” policy, pursuant to which we are required to claw back certain cash and equity incentive compensation paid to NEOs in the event we are required to restate our previously issued financial statements.

✓	Risk Assessment: We perform an annual compensation risk assessment.

✓	Benefits: We offer market-competitive benefits for executives that are consistent with the benefits we offer all employees.

✓	Consult: We consistently engage an independent compensation consultant to advise on compensation levels and practices.

(1)

The one-time special award was granted to Mr. Hunt in 2018 in recognition of past performance and to provide additional long-term retention incentive in light of the high demand for executive talent within our industry, and was overall designed to protect shareholder interests.

REPLIGEN CORPORATION	32	2024 PROXY STATEMENT

COMPENSATION EVALUATION PROCESS

The Company’s executive officer compensation consists of three primary components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the others, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies.

Our Board and executive team actively seek and highly value the views and insights of our shareholders. In evaluating our executive compensation programs for the fiscal year ended December 31, 2023, the Compensation Committee considered the shareholder advisory vote on our executive compensation, or the “say-on-pay” vote, for the fiscal year ended December 31, 2022, which was approved by approximately 97% of the votes cast. The Compensation Committee believes that the shareholders, through this advisory vote, endorsed the compensation philosophies of the Company and, thus, the Compensation Committee maintained the basic structure and design of our executive compensation programs for fiscal year 2023. The Compensation Committee intends to continue to focus on aligning executive compensation programs with the interests of our shareholders and current market practice, including a continued emphasis on pay for performance. We currently hold a “say-on-pay” vote on an annual basis, and our Board intends to continue to do so until at least our next shareholder advisory vote on the frequency of say-on-pay votes to approve our executive compensation, which will occur at our 2029 Annual Meeting of Shareholders.

Role of Compensation Consultant

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts. In the fiscal year ended December 31, 2023, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist the Compensation Committee in assessing the competitiveness and effectiveness of the Company’s executive compensation programs. In addition, our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

The Compensation Committee has assessed any potential conflicts of interest raised by the work of Meridian pursuant to the Securities and Exchange Commission (“SEC”) rules, and has determined that no such conflicts of interest exist.

During the fiscal year ended December 31, 2023 and in February 2024, the Compensation Committee held meetings with management and representatives of Meridian to:

•	Review our compensation objectives;

•	Review the actual compensation of our executive officers for consistency with our objectives;

•	Analyze trends in executive compensation;

•

Assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its shareholders;

•	Assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with shareholder interests;

•	Review our peer group and consider appropriate changes related to the realignment of our business;

•	Benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	Review recommendations for fiscal year 2024 compensation for appropriateness relative to our compensation objectives.

Use of Peer Group to Benchmark Compensation

Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design, and target total compensation for executives, as well as an analysis of cash and equity compensation for non-employee directors based on data derived from an 18-company compensation peer group. The 2023 peer group was composed of comparable companies in the biotechnology, bioprocessing and health care supplies industries with median revenues of $1,233.0 million (excluding Meridian Bioscience, Inc., which was acquired prior to the end of 2023), as compared to the Company’s 2023 revenue of $638.8 million. Based on this selection criteria, the Compensation Committee approved the following peer group for 2023 compensation decisions:

Alnylam Pharmaceuticals, Inc.	Globus Medical, Inc.	Natera, Inc.
Azenta, Inc.	Halozyme Therapeutics, Inc	Neogen Corporation
Bio-Rad Laboratories, Inc.	Insulet Corporation	NeoGenomics, Inc.
Bio-Techne Corporation	Maravai LifeSciences Holdings, Inc.	NovaCure Limited
Bruker Corporation	Medpace Holdings, Inc.	Sarepta Therapeutics, Inc.
Charles River Laboratories International, Inc.	Meridian Bioscience, Inc.	Waters Corporation

REPLIGEN CORPORATION	33	2024 PROXY STATEMENT

Although we expected our 2022 peer review group to remain the same in 2023, each year, Meridian, in conjunction with our Compensation Committee, re-evaluates our peer group in light of developments in the market and our industry and the evolution of the Company (e.g., revenue and market capitalization). As a result of this review, the 2023 peer group differs from the 2022 peer group in the following respects: (i) five companies were added to the peer group (Alnylam Pharmaceuticals, Inc., Charles River Laboratories International, Inc., Insulet Corporation, Maravai LifeSciences Holdings, Inc. and Natera, Inc.) and (ii) five companies were removed from the peer group (Amarin Corporation plc, Atricure, Inc., Coherus BioSciences, Inc., Luminex Corporation and Supermus Pharmaceuticals, Inc.) compared to the prior year.

The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.

While the Compensation Committee generally targets each NEO’s total compensation to be within a competitive range of the 50th to 75th percentile of the peer group, it considers a number of additional factors to determine the appropriate level of each NEO’s total compensation and each component of compensation, including Company performance and the relevant executive’s performance, experience, responsibilities and impact. Due to these other factors, the Compensation Committee may set an NEO’s compensation below, at or above the 50th percentile of the peer group.

EXECUTIVE COMPENSATION

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on arms-length negotiations, the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually and may be adjusted based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. The Compensation Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2023 achieved the Company’s compensation objectives. Base salaries for the NEOs for 2023 and 2022 are as follows:

Name	2023 Base Salary ($)(1)	2022 Base Salary ($)(1)	Base Salary Increase in 2023 vs. 2022 (%)
Tony J. Hunt	880,000	800,000	10.0
Jason Garland(2)	550,000	—	N/A
James R. Bylund	467,181	424,710	10.0
Christine Gebski	391,094	365,508	7.0
Ralf Kuriyel	396,743	374,286	6.0
Olivier Loeillot(3)	600,000	—	N/A
Jon K. Snodgres(4)	479,389	465,426	3.0

(1)	The compensation report prepared by Meridian showed that the 2023 base salaries of the NEOs are competitive with the 50th percentile of the Company’s 2023 peer group as disclosed above.
(2)	Mr. Garland was appointed CFO effective September 25, 2023.
(3)	Mr. Loeillot was appointed President and CCO effective October 2, 2023.
(4)	Mr. Snodgres, the Company’s former CFO, retired from the Company effective October 31, 2023 but ceased being an executive officer effective September 25, 2023.

Annual Cash Incentive Compensation (Short-Term Incentive) Plan

In 2023, NEOs were eligible to earn cash incentive bonuses under the Annual Cash Incentive Compensation Plan (“Plan”), to incentivize and reward NEOs for achieving certain performance goals that drive Company performance, align pay and performance, and support the long-term growth of the Company.

The Company’s NEOs, other than the CEO, were eligible to receive annual cash incentive compensation based on achievement of (i) Company-wide performance goals (the “Company Objectives”) and (ii) performance objectives tied to individual results for their respective functional areas (“Individual Performance Objectives”). As the Company’s current CEO, Mr. Hunt is responsible for developing Company strategy and overseeing all of the Company’s corporate functions, product development and commercial activities. Because of his role and responsibilities, Mr. Hunt’s incentive payout is calculated based solely on Company Objectives to closely align his compensation with the Company’s performance.

REPLIGEN CORPORATION	34	2024 PROXY STATEMENT

At the beginning of 2023, the Compensation Committee established each NEO’s target annual cash incentive compensation (“Target Award”) at a level that represents a meaningful portion of each NEO’s cash compensation. In addition, the Compensation Committee set threshold, target and maximum performance goals and related payout levels taking into account annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices. An NEO could earn between 0% and 200% of the NEO’s Target Award for achievement of Corporate Objectives, dependent upon the level of achieved performance. After the end of fiscal year 2023, the Compensation Committee evaluated achievement of the Company Objectives and each NEO’s (other than Mr. Hunt’s) Individual Performance Objectives and determined each NEO’s annual cash incentive compensation based on such achievement.

Annual Cash Incentive Compensation (Short-Term Incentive) Plan Protocol

The Compensation Committee administers the Plan:

1.

At the beginning of the fiscal year, the CEO, with assistance from senior management, proposes annual Company Objectives, Individual Performance Objectives for NEOs other than himself, measurement criteria and weightings, which are subject to review and approval by the Compensation Committee.

2.

At the beginning of the following fiscal year, the CEO evaluates performance levels and the achievement of these annual Company Objectives and Individual Performance Objectives, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the CEO) are submitted by the CEO to the Compensation Committee for review and approval.

3.

The Compensation Committee determines the size of the overall bonus pool and the bonus awards for individual participants based on the Target Awards, the Company’s performance against the Company Objectives and, in the case of executive officers other than the CEO, achievement of Individual Performance Objectives.

Selection of 2023 Performance Measures and Goals

Generally, the Company must attain a minimum level of achievement of its Company Objectives for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect to adjust bonuses downward or not to pay bonuses at all. The Target Award and the weight assigned to Company Objectives and Individual Performance Objectives were determined for each executive officer based upon arms-length negotiations for newly hired executives and the executive officer’s position and competitive market data derived from our peer group. The final incentive payout is determined for each executive officer based on the achievement of Company Objectives and Individual Performance Objectives (other than for the CEO, whose annual cash incentive is determined based solely on Company Objectives) defined for each organizational level and position and the Target Award.

Our Company is focused on driving above-industry level growth through internal innovation, acquisitions and expansion of applications for our bioprocessing solutions. With our focus on growth, we believe that adjusted revenue and adjusted earnings per share (“EPS”) were relevant targets to reflect topline success, balanced with our ability to leverage investments in research and development (“R&D”), people and capacity. We assigned equal weighting to each of these Company Objectives. We believe our executive team can directly impact these Company Objectives, which drive shareholder value.

Company Objectives

For the 2023 Plan, the Compensation Committee set the following Company Objectives and related payout levels:

•

Adjusted revenue — The Compensation Committee set challenging adjusted revenue targets for 2023, representing year-over-year growth of 19%, which if achieved would have resulted in a payout of 100% of each NEO’s Target Award with respect to the adjusted revenue metric. If achieved performance was at or below 90% of this adjusted revenue target, then no payout would be made to the NEOs with respect to the adjusted revenue metric. If achieved performance was at or above 120% of the adjusted revenue target, then the annual incentive award would be paid at 200% of the NEO’s Target Award (i.e., maximum payout) with respect to the adjusted revenue metric.

•

Adjusted EPS — The Compensation Committee also set challenging adjusted EPS targets for 2023, representing a 10% increase year-over-year, which if achieved would have resulted in a payout of 100% of each NEO’s Target Award with respect to the adjusted EPS metric. If achieved performance was at or below 70% of the adjusted EPS goal, then no payout would be made to the NEOs with respect to the adjusted EPS metric. If achieved performance was at or above 130% of the adjusted EPS target, then the annual incentive award would be paid at 200% of the NEO’s Target Award (i.e., maximum payout) with respect to the adjusted EPS metric.

REPLIGEN CORPORATION	35	2024 PROXY STATEMENT

For the 2023 Plan, the Company set for each NEO the following Target Award and weighting for Company Objectives and Individual Performance Objectives:

Individual Annual Cash Incentive Targets(1)

Name	Target Award as % of Salary for the Fiscal Year Ended December 31, 2023	Portion Tied to Company Objectives	Portion Tied to Individual Performance Objectives
Tony J. Hunt	105%	100%	0%
Jason K. Garland(2)	75%	75%	25%
James R. Bylund	75%	75%	25%
Christine Gebski	60%	75%	25%
Ralf Kuriyel	60%	75%	25%
Olivier Loeillot(3)	75%	75%	25%
Jon K. Snodgres(4)	75%	75%	25%

(1)

Each NEO’s cash incentive amount is determined using the following formula: (Base Salary x Bonus Target %) x (Company Objectives achievement %) + (Base Salary x Bonus Target %) x (Performance Objectives Tied to Individual Results achievement %) = Cash Incentive Payment.

(2)	Mr. Garland was appointed CFO effective September 25, 2023.
(3)	Mr. Loeillot was appointed President and CCO effective October 2, 2023.
(4)

Mr. Snodgres, the Company’s former CFO, retired from the Company effective October 31, 2023 but ceased to be an executive officer effective September 25, 2023. As a result, Mr. Snodgres was not eligible to receive cash incentive compensation for the year ended December 31, 2023.

For 2023, except Mr. Hunt, whose incentive payout is calculated solely based on the aforementioned Company Objectives, and Mr. Snodgres, who retired from the Company effective October 31, 2023, the Compensation Committee considered a number of factors to determine if an NEO met his or her Individual Performance Objectives, such as achievement of product development and manufacturing goals, controlling costs and other aspects of expense management, functional team development, and attainment of other strategic objectives of the Company. The NEO’s overall impact to the Company was also taken into consideration.

Achievement of 2023 Company Objectives

The following table summarizes target performance goals for adjusted revenue and adjusted EPS for the fiscal year ended December 31, 2023:

Company Objectives for the Fiscal Year Ended December 31, 2023
Adjusted revenue
Achieve $809.0 million in adjusted revenue
Adjusted EPS
Achieve $2.81 of adjusted EPS (fully diluted)

The Compensation Committee reviewed our achievement of the Company Objectives and determined that the Company did not achieve the Company Objectives and therefore, the corporate score was set at 0%. The Compensation Committee made this determination in consideration of the adjusted revenue of $632.9 million and adjusted EPS of $1.60 for 2023.

The calculations for adjusted revenue and adjusted EPS, on which achievement of Company Objectives is determined, differ from calculations for reported revenue and adjusted EPS as can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Form 10-K”), filed with the SEC on February 22, 2024. Specifically, the revenue calculation for purposes of achievement of Company Objectives is adjusted to reflect the impact of (i) any acquisitions completed in the year, and (ii) changes in foreign exchange rates. Similarly, the EPS calculation for purposes of achievement of Company Objectives is adjusted to reflect the impact of (i) any acquisitions completed in the year, (ii) changes in foreign exchange rates, and (iii) investment income. The Compensation Committee has determined that these adjustments better reflect the Company’s underlying business performance and the efforts of management, as acquisition impacts are outside of the Company’s ordinary business, and management has no control over exchange rate fluctuations or investment income impact. The Compensation Committee believes these adjustments are in the best interest of shareholders, as these adjustments help to normalize achievement metrics for extraordinary factors and factors outside of management’s control, which may have a favorable or unfavorable impact on Company Objectives.

For 2023, the revenue calculation for purposes of achievement of Company Objectives is adjusted (decreased) by $5.9 million versus our reported revenue of $638.8 million, to reflect the impact of acquisitions and the change in foreign exchange rates. The adjusted EPS calculation for purposes of achievement of Company Objectives is modified (decreased) by a consolidated $0.15 versus our reported adjusted EPS of $1.75, to normalize the impacts of acquisitions, investment income and foreign currency exchange.

REPLIGEN CORPORATION	36	2024 PROXY STATEMENT

Achievement of Individual Performance Objectives

In addition to the Company Objectives, NEOs, with the exception of Mr. Hunt, have a component to their annual cash incentive compensation, determined based upon achievement of Individual Performance Objectives. Our CEO evaluated the actual performance of the other executive officers against these objectives and submitted such evaluations to the Compensation Committee. The ultimate determination of achievement of the Individual Performance Objectives is at the sole discretion of the Compensation Committee. The performance assessment for the Individual Performance Objectives is not calculated on a line-item basis, but rather represents an overall assessment of how the NEO contributed to the success of the Company through and within his or her area of responsibility. The Individual Performance Objectives are designed to be challenging to achieve at 100%. The Compensation Committee has assessed the attainment of these objectives by Mr. Garland, Mr. Bylund, Ms. Gebski, Mr. Kuriyel and Mr. Loeillot for 2023 and determined achievement of the Individual Performance Objectives for such NEOs as described below.

As the Company’s former and current CFO, Mr. Snodgres and Mr. Garland, respectively, were responsible for the Company’s internal systems and financial controls. Specifically, each of the former and current CFO’s Individual Performance Objectives for 2023 included scaling the Company’s global financial organization, the development and successful completion of Phase 5 of the SAP implementation, continued improvements in the Company’s financial closing and internal controls processes as well as the continued expansion of both management and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Garland’s actual performance against his Individual Performance Objectives and the Compensation Committee determined that a majority of his objectives were achieved.

Mr. Bylund, the Company’s Chief Operating Officer, oversees all operations on a global basis. Mr. Bylund’s Individual Performance Objectives for 2023 included driving process efficiencies across the organization through our Repligen Performance System, driving growth in the Fluid Management franchise, rightsizing the organization’s manufacturing footprint, and driving customer excellence through service and quality. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Bylund’s actual performance against his Individual Performance Objectives and the Compensation Committee determined that a majority of his objectives were achieved, including those sustainability-related goals that were assigned to him.

Ms. Gebski, the Company’s Senior Vice President, Filtration and Chromatography, oversees the general management and strategy of the Company’s upstream and downstream filtration and chromatography portfolio. Ms. Gebski’s 2023 Individual Performance Objectives include attaining revenue, margin and realized price targets for the Filtration and Chromatography franchises, provide impactful pre-and post-sales customer support, execute on critical product launches and optimize the organizational structure to allow the Filtration and Chromatography franchises the opportunity to scale for growth. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Ms. Gebski’s actual performance against her Individual Performance Objectives and the Compensation Committee determined that a majority of her objectives were achieved, including those sustainability-related goals that were assigned to her.

Mr. Kuriyel, the Company’s Senior Vice President, R&D, is responsible for leading and overseeing the Company’s R&D and partnering activities to enhance our portfolio of products and services. Mr. Kuriyel’s Individual Performance Objectives for 2023 included developing and launching new products, evaluating and investing in new value-added, differentiated technology for the Company, and scaling the R&D organization to align with the needs of the business. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Kuriyel’s actual performance against his Individual Performance Objectives and overall R&D goals for the year and the Compensation Committee determined that such goals were accomplished, including those sustainability-related goals that were assigned to him.

Mr. Loeillot, the Company’s President and CCO, oversees all business units as well as the commercial organization, driving the commercial and corporate key account strategy and expanding the market impact of Repligen’s business units in bioprocessing, while collaborating with the Company’s executive team in advancing the overall bioprocess growth plan. Mr. Loeillot’s Individual Performance Objectives for 2023 included increasing commercial effectiveness, evaluating and optimizing Repligen’s go to market strategy and increasing customer awareness on the broader Repligen portfolio. Differentiated achievement of these factors involves both quantitative and qualitative analysis. The CEO evaluated Mr. Loeillot’s actual performance against his Individual Performance Objectives and the Compensation Committee determined that a majority of his objectives were achieved.

Notwithstanding achievement of the Individual Performance Objectives, in light of the below threshold achievement of the Company Objectives, the Compensation Committee determined not to award any annual cash bonuses to NEOs for 2023.

Annual Cash Incentive Payments Under the Plan

Consistent with our pay-for-performance philosophy, because we did not achieve our Company Objectives at the threshold level and based on the determination to disregard Individual Objectives for the NEOs other than the CEO and former CFO, the Compensation Committee determined that no annual cash incentive would be awarded for the fiscal year ended December 31, 2023.

EQUITY INCENTIVE COMPENSATION

The Compensation Committee believes that equity incentives in the form of stock options, restricted stock units subject to time-based vesting (“RSUs”) and performance-based restricted stock units (“PSUs”) are effective vehicles for long-term compensation. Equity

REPLIGEN CORPORATION	37	2024 PROXY STATEMENT

incentives align individual and team performance with the achievement of the Company’s strategic and financial goals, long-term value creation, and shareholders’ interests. PSUs reward executive officers only if the Company meets certain specified financial and/or operational metrics. Stock options reward executive officers only if the stock price increases from the date of grant over time. RSUs are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

For 2023, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the value and form of long-term incentive granted to similarly situated executives within our peer group;

•	the performance of the Company during the fiscal year;

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of unvested RSUs held by the executive officers;

•	the vesting schedule of the unvested equity awards held by the executive officers;

•	the financial statement impact of any equity award;

•	the amount and percentage of the total equity on a diluted basis held by the executive officers; and

•	the available shares under the Company’s equity incentive plan.

Based on its evaluation of the foregoing factors, the Compensation Committee determined that each continuing NEO’s annual 2023 target LTI value would be allocated among three equity vehicles as shown in the graph below:

2023 Annual Equity Grants

In March 2023, the Compensation Committee granted the following long-term incentive compensation awards to each of the then-serving NEOs:

Name	Number of Shares Underlying Stock Options (#)	Restricted Stock Units (#)	Target PSUs (#)	Target Long-Term Incentive ($)
Tony J. Hunt	20,080	19,393	9,696	7,000,000
James R. Bylund	8,644	8,348	4,174	3,013,319
Christine Gebski	3,590	3,467	1,734	1,251,500
Ralf Kuriyel	3,591	3,468	1,734	1,251,723
Jon K. Snodgres(1)	5,019	4,848	2,424	1,749,768

(1)

Mr. Snodgres retired from the Company effective October 31, 2023. His unvested time-based equity awards were forfeited upon his retirement and a pro-rata portion of his PSUs remain eligible to vest at the end of the performance period based upon achievement of the applicable performance metrics pursuant to the Company’s Retirement Policy for Equity Awards, as described in the section titled ”Employment Arrangements” on page 46.

The 2023 Annual Equity Grants consist of the following:

•

Stock Options. Stock options granted to each NEO vest in equal installments over three years following the grant date, provided that the NEO is continuously employed through the applicable vesting date. Stock options allow our executive officers to purchase a fixed number of shares of our Common Stock for a fixed price (i.e., exercise price) during a fixed period. The exercise price is equal to the closing price of one share of the Company’s Common Stock on the date of grant. A stock option only has value if our share price increases from the price on the grant date.

REPLIGEN CORPORATION	38	2024 PROXY STATEMENT

•

RSUs. Annual time-based RSUs granted to the NEOs vest in equal annual installments over three years following the grant date, provided that the NEO is continuously employed through the applicable vesting date. The number of RSUs that vest is settled in a like number of shares of our Common Stock.

•

PSUs. PSUs vest 50% based on three-year average base organic revenue growth rate and 50% based on Adjusted Return on Invested Capital (“Adjusted ROIC”), in each case over the three-year performance period from January 1, 2023 to December 31, 2025. We have omitted the specific revenue and Adjusted ROIC targets because they involve confidential financial information, the disclosure of which would result in competitive harm to the Company and would be against industry norms. However, we have set performance goals at challenging levels, which we believe are difficult to achieve and would require substantial and sustained performance to be achieved at target levels.

As a high-growth, acquisitive, innovation-driven company, the Compensation Committee believes revenue growth and Adjusted ROIC are metrics that reflect business performance and that create shareholder value. Linear interpolation is applied to determine the percentage of PSUs that vest and are earned where performance falls between the threshold, target and maximum goals. Customarily, for any portion of the PSUs to be earned and vest, threshold performance must be achieved with respect to the relevant goal, and 50% of the target award is earned for threshold performance and a maximum of 200% of the target award is earned for maximum performance.

The PSUs that vest at the conclusion of the performance period are settled in a like number of shares of our Common Stock.

Long-term Equity Incentive Payout for NEOs for 2023

In 2021, the Compensation Committee granted PSU awards subject to a three-year performance period ending December 31, 2023. At the end of the three-year performance period, these PSU awards were earned at 48% of target, based on 95% achievement of the organic revenue growth goal and 0% achievement of the Adjusted ROIC goal for the PSU awards. For more information on these PSUs see the section titled ”Proxy Statement Summary – Long-term Equity Incentive payout for NEOs for 2023” on page 7.

2023 New Hire Grants

In connection with their hire and appointment as officers, the Compensation Committee granted Mr. Garland and Mr. Loeillot the following long-term incentive compensation awards pursuant to the terms of their employment agreements with the Company:

Name	Number of Shares Underlying Stock Options (#)	Restricted Stock Units (#)
Jason K. Garland(1)	10,524	5,503
Olivier Loeillot(2)	24,236	12,906

(1)

Mr. Garland was appointed CFO effective September 25, 2023. Pursuant to his employment agreement with the Company, Mr. Garland was granted new hire equity awards with an aggregate grant date fair value of $1,750,000, split equally between options to purchase Common Stock and time-based RSUs.

(2)

Mr. Loeillot was appointed President and CCO effective October 2, 2023. Pursuant to his employment agreement with the Company, Mr. Loeillot was granted new hire equity awards with an aggregate grant date fair value of $4,000,000, split equally between options to purchase Common Stock and time-based RSUs.

The new hire awards granted to Mr. Garland and Mr. Loeillot vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the applicable executive’s start date.

2023 Additional Grants Related to the Integration of 2023 Acquisitions

In 2023, the Compensation Committee granted Mr. Bylund PSUs related to the integration efforts for the 2023 acquisitions (“Integration Awards”). Mr. Bylund received 500 PSUs related to the integration of FlexBiosys, Inc. (“FlexBiosys”) and 1,000 PSUs related to the integration of Metenova Holding AB (“Metenova”). The Integration Awards are provided to those employees whom the Company deems critical to the ongoing success of new acquisitions. The overall integration budget for each acquisition is based on multiple factors, including complexity and future strategic benefit to the overall business and the actual number of PSUs granted to these employees is tiered based on level of involvement and leadership required by the employee in the integration. In order for Mr. Bylund to earn 100% of the PSUs granted related to the integration efforts of FlexBiosys, certain 2023 and 2024 revenue and gross margin targets for FlexBiosys must be met. In order for Mr. Bylund to receive 100% of the PSUs granted related to the integration efforts of Metenova, certain revenue and pricing targets in 2024 and 2025, as well as other specific personal goals must be met. We have omitted the specific revenue, gross margin and pricing targets because they involve confidential financial information, the disclosure of which would result in competitive harm to the Company and would be against industry norms. However, we have set performance goals at challenging levels, which we believe are difficult to achieve and would require substantial and sustained performance to be achieved at target levels.

CLAWBACK POLICY

In 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and, in 2023, Nasdaq Stock Market LLC adopted final listing standards

REPLIGEN CORPORATION	39	2024 PROXY STATEMENT

consistent with the SEC rules. In compliance with those standards, in October 2023, the Compensation Committee adopted the Repligen Corporation Compensation Recovery Policy (the “Clawback Policy”) which provides that if the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement we are required to recoup (subject to certain limited exceptions described in the Clawback Policy) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. In addition, under the Clawback Policy, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we may recover (i) any cash or equity incentive compensation received by any other current or former employee of the Company in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement and (ii) up to 100% of the cash and equity incentive compensation received by any current or former employee of the Company in the three years prior to the date we are required to restate our financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement. A copy of the Clawback Policy is included as Exhibit 97.1 to our Form 10-K.

OTHER COMPENSATION

All full-time employees, including the executive officers, are eligible to participate in the Company’s health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 6% of eligible compensation contributed by employees subject to a maximum of $5,000 per year.

TAX AND ACCOUNTING CONSIDERATIONS

We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.

For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed. For income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to a “covered employee” of the Company.

The Compensation Committee believes that shareholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation under Section 162(m).

COMPENSATION RISK ASSESSMENT

The Compensation Committee not only considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices, but also evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPLIGEN CORPORATION	40	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Compensation Earned

The following table summarizes the compensation earned during the fiscal years indicated below by the Company’s CEO, each person who served as CFO during the last fiscal year and the four other most highly compensated executive officers who were serving as an executive officer as of December 31, 2023.

2023 Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Tony J. Hunt	2023	880,000	—	5,249,983	1,794,292	—	5,000	7,929,275

Chief Executive Officer	2022	800,000	—	4,499,792	1,623,698	785,440	5,000	7,713,930
	2021	761,000	—	4,499,801	1,163,714	1,335,555	5,000	7,765,070

Jason K. Garland	2023	137,500	100,000	874,922	868,562	—	45,487	2,026,471

Chief Financial Officer

James Bylund	2023	467,181	—	2,498,846	772,403	—	5,000	3,743,430

Chief Operating Officer	2022	424,710	75,500	1,213,281	344,777	315,054	5,000	2,378,322
	2021	363,000	—	930,383	187,749	357,555	5,000	1,843,687

Christine Gebski	2023	391,094	—	938,676	320,792	—	5,000	1,655,562

Senior Vice President, Filtration and Chromatography	2022	365,508	59,000	796,293	217,564	196,251	5,000	1,639,616
	2021	351,450	—	804,946	181,747	328,606	5,000	1,671,749

Ralf Kuriyel	2023	396,743	—	938,857	320,882	—	5,000	1,661,482

Senior Vice President, Research and Development	2022	374,286	81,500	796,861	217,724	200,963	5,000	1,676,334
	2021	363,384	—	829,091	187,934	339,764	5,000	1,725,173

Olivier Loeillot	2023	138,462	1,350,000	1,999,914	1,956,689	—	—	5,445,065

President and Chief Commercial Officer

Jon K. Snodgres	2023	409,997	—	1,312,451	448,484	—	—	2,170,932

Former Chief Financial Officer	2022	465,426	100,000	1,235,040	352,613	268,462	5,000	2,426,541
	2021	432,954	—	1,243,406	268,741	422,130	5,000	2,372,231

(1)

Jason K. Garland was appointed CFO effective September 25, 2023 and Olivier Loeillot was appointed President and CCO effective October 2, 2023. Mr. Garland’s annualized base salary for 2023 was $550,000 and Mr. Loeillot’s annualized base salary for 2023 was $600,000. Mr. Snodgres retired from the Company effective October 31, 2023 but ceased serving as an executive officer effective September 25, 2023. His annualized base salary for 2023 was $479,389.

(2)

The amounts reported for 2023 represent sign-on bonuses paid to Mr. Garland and Mr. Loeillot pursuant to the terms of their employment agreements with the Company. Pursuant to the terms of Mr. Loeillot’s employment agreement, if he resigns without good reason (as defined in the Repligen Corporation Amended and Restated Severance and Change in Control Plan (the “Severance Plan”)) or his employment is terminated by the Company for cause (as defined in the Severance Plan), in either case on or prior to December 31, 2024, Mr. Loeillot is required to repay the Company a pro-rated portion of the after-tax amount of his signing bonus.

(3)

The amounts reported represent the aggregate grant date fair value of RSU, PSU and stock option awards granted in the respective fiscal year calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 718, “Compensation – Stock Compensation (Topic 718)” (“ASC Topic 718”), excluding the impact of forfeitures related to service-based vesting. The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024. The values reported for the PSUs granted to Mr. Hunt, Mr. Bylund, Ms. Gebski, Mr. Kuriyel and Mr. Snodgres in 2023 represent the grant date fair values of awards assuming the probable outcome of the performance conditions as of the grant date, which was deemed to be at the target level of achievement. The value of the PSUs granted in 2023 assuming the maximum achievement of the performance conditions, is $3,499,868 for Mr. Hunt, $1,745,522 for Mr. Bylund, $625,905 for Ms. Gebski, $625,905 for Mr. Kuriyel and $874,967 for Mr. Snodgres.

(4)

The amounts reported represent payments made with respect to the year indicated under the Plan, as described above. No bonuses were awarded under the Plan for 2023 because performance was below threshold levels.

(5)

Represents the match paid by the Company on behalf of such individual into the Repligen Corporation 401(k) Savings Plan on 50% of the first 6% of eligible compensation contributed by such individual subject to a maximum of $5,000 per year for the years indicated. For 2023, the amount reported for Mr. Garland also includes a $45,487 stipend (including a $15,487 tax reimbursement with respect to such stipend) to assist with his

REPLIGEN CORPORATION	41	2024 PROXY STATEMENT

relocation, which was paid to him pursuant to the terms of his employment agreement with the Company. If Mr. Garland’s employment is terminated by the Company for cause (as defined in the Severance Plan) or if Mr. Garland resigns without good reason (as defined in the Severance Plan), in either event within 12 months following the date that the second portion of the relocation stipend (in the amount of $118,000) is paid to him, he is required to repay the Company a pro-rated portion of the after tax amount of the second installment of the relocation stipend.

The following graphs reflect the allocation of salary, equity incentive compensation, cash incentive compensation, and other compensation earned by the Company’s NEOs in the fiscal year 2023 as set forth in the 2023 Summary Compensation Table above:

2023 Summary Compensation Allocations

REPLIGEN CORPORATION	42	2024 PROXY STATEMENT

(1)

The 5% of Mr. Garland’s compensation in 2023 allocated to bonus represents the signing bonus paid to him pursuant to his employment agreement. The 2% of his compensation allocated to other in 2023 represents a relocation stipend and a tax reimbursement with respect to such stipend paid to Mr. Garland in 2023 pursuant to his employment agreement

(2)	The 25% of Mr. Loeillot’s compensation in 2023 allocated to bonus represents the signing bonus paid to him pursuant to his employment agreement.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2023

The table below sets forth grants of plan-based awards that were made in the fiscal year ended December 31, 2023 to the Company’s NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Threshold ($)(1)(2)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Target ($)(1)(3)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Maximum ($)(1)(4)	Estimated Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(5)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(5)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(5)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Tony J. Hunt		646,800	924,000	1,848,000	—	—	—	—	—	—	—

	3/2/2023	—	—	—	—	—	—	—	20,080	180.48	1,794,292

	3/2/2023	—	—	—	—	—	—	19,393	—	—	3,500,049

	3/2/2023	—	—	—	4,848	9,696	19,392	—	—	—	1,749,934

Jason K. Garland		319,688	412,500	825,000	—	—	—	—	—	—	—

	9/25/2023	—	—	—	—	—	—	—	10,524	158.99	868,562

	9/25/2023	—	—	—	—	—	—	5,503	—	—	874,922

James R. Bylund		271,549	350,386	700,772	—	—	—	—	—	—	—

	3/2/2023	—	—	—	—	—	—	—	8,644	180.48	772,403

	3/2/2023	—	—	—	—	—	—	8,348	—	—	1,506,647

	3/2/2023	—	—	—	2,087	4,174	8,348	—	—	—	753,324

	5/16/2023				250	500	500				75,925

	12/12/2023	—	—	—	500	1,000	1,000	—	—	—	162,950

Christine Gebski		181,859	234,656	469,313	—	—	—	—	—	—	—

	3/2/2023	—	—	—	—	—	—	—	3,590	180.48	320,792

	3/2/2023	—	—	—	—	—	—	3,467	—	—	625,724

	3/2/2023	—	—	—	867	1,734	3,468	—	—	—	312,952

Ralf Kuriyel		184,485	238,046	476,092	—	—	—	—	—	—	—

	3/2/2023				—	—	—	—	3,591	180.48	320,882

	3/2/2023	—	—	—	—	—	—	3,468	—	—	625,905

	3/2/2023	—	—	—	867	1,734	3,468	—	—	—	312,952

Olivier Loeillot		348,750	450,000	900,000	—	—	—	—	—	—	—

	10/2/2023	—	—	—	—	—	—	—	24,236	154.96	1,956,689

	10/2/2023	—	—	—	—	—	—	12,906	—	—	1,999,914

Jon K. Snodgres		278,645	359,542	719,084	—	—	—	—	—	—	—

	3/2/2023	—	—	—	—	—	—	—	5,019	180.48	448,484

	3/2/2023	—	—	—	—	—	—	4,848	—	—	874,967

	3/2/2023	—	—	—	1,212	2,424	4,848	—	—	—	437,484

(1)

Mr. Hunt’s non-equity incentive plan award is calculated solely based on achievement of Company Objectives. The non-equity incentive plan awards for the other NEOs are calculated 25% based on achievement of Individual Performance Objectives and 75% based on achievement of Company Objectives. Although Mr. Snodgres was awarded a non-equity incentive plan opportunity in the first quarter of 2023, because he retired from the Company effective October 31, 2023, he was not eligible to receive a non-equity incentive plan award for 2023.

(2)

The amounts represent a threshold bonus, assuming 70% achievement of the Company Objectives for Mr. Hunt, and 70% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the other NEOs.

(3)

The amounts represent the target bonus, assuming 100% achievement of the Company Objectives for Mr. Hunt and 100% achievement of the Company Objectives and 100% achievement of the Individual Performance Objectives for the other NEOs. The actual bonus awarded by the Compensation Committee can be higher or lower than the target depending on achievement of Company Objectives and Individual Performance Objectives. No amounts were awarded for 2023 performance because actual performance was below threshold.

(4)

The amounts represent a maximum bonus, assuming 200% achievement of the Company Objectives for Mr. Hunt and 200% achievement of the Company Objectives and Individual Performance Objectives for the other NEOs.

(5)

In May and December of 2023, Mr. Bylund was granted PSU awards that vest on March 1, 2024, March 1, 2025 and March 1, 2026, subject to the achievement of specified goals related to the integration of our 2023 acquisitions. In March 2023, Mr. Hunt, Mr. Bylund, Ms. Gebski, Mr. Kuriyel and Mr. Snodgres were granted PSUs that vest upon the Company’s achievement of specified revenue growth and Adjusted ROIC targets over the three-year performance period.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described in the section titled “Compensation Discussion and Analysis” beginning on page 31. The material terms of employment agreements and arrangements with the Company’s NEOs are described in the section titled “Employment Arrangements” on page 46.

REPLIGEN CORPORATION	43	2024 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2023

The following table sets forth certain information regarding the outstanding stock options and stock awards held by the NEOs on December 31, 2023. Awards were made under the Repligen Corporation 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan, as amended (the “2012 Plan”). For the outstanding stock options and stock awards described below, vesting is conditioned on the NEO remaining in service to the Company through such vesting date. Such awards may also be subject to accelerated vesting as described in “Employment Arrangements—Potential Payments Upon Termination or Change in Control” on page 48.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Tony J. Hunt	3/1/2018	158,646	126,917	(2)	33.87	2/29/2028	—		—	—	—

	3/1/2018	34,246	—		33.87	2/29/2028	—		—	—	—

	3/1/2018	—	—		—	—	65,611	(3)	11,796,858	—	—

	2/28/2019	21,756	—		59.52	2/28/2029	—		—	—	—

	2/27/2020	18,128	—		86.10	2/27/2030	—		—	—	—

	2/24/2021	8,400	4,201	(4)	215.58	2/24/2031	—		—	—	—

	2/24/2021	—	—		—	—	3,479	(5)	625,524	—	—

	2/24/2021	—	—		—	—	—		—	2,505(6)	450,399

	2/24/2022	6,769	13,538	(7)	189.21	2/24/2032	—		—	—	—

	2/24/2022	—	—		—	—	10,570	(8)	1,900,486	—	—

	2/24/2022	—	—		—	—	—		—	3,964(9)	712,727

	3/2/2023	—	20,080	(10)	180.48	3/2/2033	—		—	—	—

	3/2/2023	—	—		—	—	19,393	(11)	3,486,861	—	—

	3/2/2023	—	—		—	—	—		—	4,848(12)	871,670

Jason K. Garland	9/25/2023	—	10,524	(13)	158.99	9/25/2033	—		—	—	—

	9/25/2023	—	—		—	—	5,503	(14)	989,439	—	—

James Bylund	4/1/2020	4,000	4,000	(15)	94.33	4/1/2030	—		—	—	—

	4/1/2020	—	—		—	—	2,000	(16)	359,600	—	—

	2/24/2021	1,355	678	(17)	215.58	2/24/2031	—		—	—	—

	2/24/2021	—	—		—	—	562	(18)	101,048	—	—

	2/24/2021	—	—		—	—	—		—	404(6)	72,639

	2/24/2022	1,437	2,875	(19)	189.21	2/24/2032	—		—	—	—

	2/24/2022	—	—		—	—	2,244	(20)	403,471	—	—

	2/24/2022	—	—		—	—	—		—	842(9)	151,392

	3/2/2023	—	8,644	(21)	180.48	3/2/2033	—		—	—	—

	3/2/2023	—	—		—	—	8,348	(22)	1,500,970	—	—

	3/2/2023	—	—		—	—	—		—	2,087(12)	375,243

	5/16/2023	—	—		—	—	500	(23)	89,900	—	—

	12/12/2023	—	—		—	—	1,000	(24)	179,800	—	—

Christine Gebski	5/13/2019	—	—		—	—	1,000	(25)	179,800	—	—

	2/27/2020	—	—		—	—	1,380	(26)	248,124	—	—

	2/24/2021	1,312	656	(27)	215.58	2/24/2031	—		—	—	—

	2/24/2021	—	—		—	—	544	(28)	97,811	—	—

	2/24/2021	—	—		—	—	—		—	391(6)	70,302

	2/24/2022	907	1,814	(29)	189.21	2/24/2032	—		—	—	—

	2/24/2022	—	—		—	—	1,416	(30)	254,597	—	—

	2/24/2022	—	—		—	—	—		—	531(9)	95,474

	3/2/2023	—	3,590	(31)	180.48	3/2/2033	—		—	—	—

	3/2/2023	—	—		—	—	3,467	(32)	623,367	—	—

	3/2/2023	—	—		—	—	—		—	867(12)	155,887

Ralf Kuriyel	5/13/2019	—	—		—	—	1,600	(33)	287,680	—	—

	2/27/2020	1,446	—		86.10	2/27/2030	—		—	—	—

	2/24/2021	1,356	679	(34)	215.58	2/24/2031	—		—	—	—

	2/24/2021	—	—		—	—	562	(35)	101,048	—	—

	2/24/2021	—	—		—	—	—		—	405(6)	72,819

	2/24/2022	907	1,816	(36)	189.21	2/24/2032	—		—	—	—

	2/24/2022	—	—		—	—	1,418	(37)	254,956	—	—

	2/24/2022	—	—		—	—	—		—	532(9)	95,654

	3/2/2023	—	3,591	(38)	180.48	3/2/2033	—		—	—	—

	3/2/2023	—	—		—	—	3,468	(39)	623,546	—	—

	3/2/2023	—	—		—	—	—		—	867(12)	155,887

Olivier Loeillot	10/2/2023	—	24,236	(40)	154.96	10/2/2033	—		—	—	—

	10/2/2023	—	—		—	—	12,906	(41)	2,320,499	—	—

Jon K. Snodgres(42)	2/24/2021	970	—		215.58	2/24/2031	—		—	546(6)	98,171

	2/24/2022	1,470	—		189.21	2/24/2032	—		—	526(9)	94,575

	3/2/2023	—	—		—	—	—		—	337(12)	60,593

(1)	The value of equity awards is based on the closing of the Company’s stock on the Nasdaq Global Market on December 29, 2023, the last trading day of 2023, which was $179.80.
(2)	31,729 shares vested on March 1, 2024, 31,729 shares will vest on each of March 1, 2025 and March 1, 2026 and 31,730 shares will vest on March 1, 2027.
(3)	16,403 shares vested on March 1, 2024, 16,402 shares vest on March 1, 2025 and 16,403 shares vest on each of March 1, 2026 and March 1, 2027.
(4)	The remaining shares subject to this award vested on February 27, 2024.
(5)	The remaining shares subject to this award vested on February 24, 2024.

REPLIGEN CORPORATION	44	2024 PROXY STATEMENT

(6)

The shares subject to this award vested on February 24, 2024 at 48% of the target level based on achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ended December 31, 2023.

(7)	6,769 shares vested on February 24, 2024 and 6,769 shares vest on February 24, 2025.
(8)	5,285 shares vested on February 24, 2024 and 5,285 shares vest on February 24, 2025.
(9)

The shares subject to this award vest on February 24, 2025, subject to the achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ending December 31, 2024.

(10)	6,693 shares vested on March 2, 2024, 6,693 shares vest on March 2, 2025 and 6,694 shares vest on March 2, 2026.
(11)	6,464 shares vested on March 2, 2024, 6,464 shares vest on March 2, 2025 and 6,465 shares vest on March 2, 2026.
(12)

The shares subject to this award vest on March 2, 2026, subject to achievement of specified revenue growth and Adjusted ROIC goals by the Company over the three-year performance period ending December 31, 2025.

(13)	2,104 shares vest on September 25, 2024 and 2,105 shares vest annually from September 25, 2025 to September 25, 2028.
(14)	1,100 shares vest on each of September 25, 2024 and September 25, 2026 and 1,101 shares vest on each of September 25, 2025, September 25, 2027 and September 25, 2028.
(15)	2,000 shares vest on each of April 1, 2024 and April 1, 2025.
(16)	1,000 shares vest on each of April 1, 2024 and April 1, 2025.
(17)	The remaining shares subject to this award vested on February 24, 2024.
(18)	The remaining shares subject to this award vested on February 24, 2024.
(19)	1,437 shares vested on February 24, 2024 and 1,438 shares vest on February 24, 2025.
(20)	1,122 shares vested on February 24, 2024 and 1,122 shares vest on February 24, 2025.
(21)	2,881 shares vested on March 2, 2024, 2,881 shares vest on March 2, 2025 and 2,882 shares vest on March 2, 2026.
(22)	2,782 shares vested on March 2, 2024, 2,783 shares vest on each of March 2, 2025 and March 2, 2026.
(23)	200 shares subject to this award vested on March 1, 2024 and 300 shares vest on March 1, 2025, based upon maximum achievement of specified goals related to the integration of FlexBiosys in 2023.
(24)	The shares subject to this award vest on March 1, 2025, based upon target achievement of specified goals related to the integration of Metenova in 2023.
(25)	The remaining shares subject to this award vest on May 13, 2024.
(26)	The remaining shares subject to this award vested on February 27, 2024.
(27)	The remaining shares subject to this award vested on February 24, 2024.
(28)	The remaining shares subject to this award vested on February 24, 2024.
(29)	907 shares vested on February 24, 2024 and 907 shares vest February 24, 2025.
(30)	708 shares vested on February 24, 2024 and 708 shares vest February 24, 2025.
(31)	1,196 shares vested on March 2, 2024 and 1,197 shares vest on each of March 2, 2025 and March 2, 2026.
(32)	1,155 shares vested on March 2, 2024 and 1,156 shares vest on each of March 2, 2025 and March 2, 2026.
(33)	The remaining shares subject to this award vest on May 13, 2024.
(34)	The remaining shares subject to this award vested on February 24, 2024.
(35)	The remaining shares subject to this award vested on February 24, 2024.
(36)	908 shares vested on February 24, 2024 and 908 shares vest on February 24, 2025.
(37)	709 shares vested on February 24, 2024 and 709 shares vest on February 24, 2025.
(38)	1,197 shares vested on March 2, 2024 and 1,197 shares vest on each of March 2, 2025 and March 2, 2026.
(39)	1,156 shares vested on March 2, 2024 and 1,156 shares vest on each of March 2, 2025 and March 2, 2026.
(40)	4,847 shares vest annually from October 2, 2024 to October 2, 2027 and 4,848 shares vest October 2, 2028.
(41)	2,581 shares vest annually from October 2, 2024 to October 2, 2027 and 2,582 shares vest October 2, 2028.
(42)

Mr. Snodgres voluntarily retired from the Company effective October 31, 2023. Upon retirement and in accordance with the Company’s Retirement Policy for Equity Awards approved by the Compensation Committee in October 2023, Mr. Snodgres is eligible to earn a pro-rated portion (based on the number of full months elapsed between the beginning of the applicable performance period and his retirement in relation to the full applicable performance period) of the PSUs held by him at the time of his retirement based on actual performance through the end of the performance period. See “Employment Arrangements—Repligen Corporation Retirement Policy for Equity Awards” on page 48.

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2023

The following table sets forth certain information regarding the number of stock options exercised, RSUs and PSUs that vested and amounts realized by the NEOs upon exercise or vesting in the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Tony J. Hunt	—	—	49,945	8,896,685

Jason K. Garland	—	—	—	—

James R. Bylund	—	—	3,308	590,176

Christine Gebski	—	—	5,790	998,195

Ralf Kuriyel	—	—	7,533	1,310,960

Olivier Loeillot	—	—	—	—

Jon K. Snodgres	17,339	2,414,187	13,907	2,460,018

(1)	The value realized on exercise of an option award is based on the difference between the fair market value of Common Stock on the date of exercise and the exercise price of the option.
(2)	The value realized on vesting of RSUs and PSUs is based on the closing price of Common Stock on the trading date immediately preceding the date of vesting.

Pension Benefits

The Company has no defined benefit plans or other supplemental retirement plans for the NEOs.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the NEOs.

REPLIGEN CORPORATION	45	2024 PROXY STATEMENT

Employment Arrangements

Third Amended and Restated Employment Agreement with Mr. Hunt

CEO Termination without Cause or Resignation for Good Reason

On May 26, 2022, the Company entered into a Third Amended and Restated Employment Agreement (the “CEO Employment Agreement”) with Mr. Hunt. Pursuant to the terms of the CEO Employment Agreement, in the event that Mr. Hunt’s employment is terminated by the Company without cause or he resigns for good reason, each as defined in the CEO Employment Agreement, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, Mr. Hunt will be entitled to receive (i) continued payment of his base salary at the rate then in effect for 12 months following termination, (ii) acceleration of 50% of his unvested stock options and other unvested stock-based awards subject solely to time-based vesting, with the exception of the one-time special award granted to him in 2018, (iii) a pro-rata portion of his stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination shall remain eligible to vest at the end of the performance period based on actual performance through the end of the performance period, and (iv) if Mr. Hunt is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination. Pro-ration for purposes of item (iii) of the preceding sentence shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the date of termination relative to the total number of full months in the vesting period or performance period, as applicable.

CEO Termination without Cause or Resignation for Good Reason Following Change in Control

If Mr. Hunt’s employment is terminated by the Company without cause or he resigns for good reason, in either case within 24 months following a change in control, as defined in the CEO Employment Agreement, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, Mr. Hunt will be entitled to receive (i) a lump sum amount in cash equal to two times the sum of his base salary at the rate then in effect (or at the rate in effect immediately prior to the change in control, if higher) and his target annual performance bonus for the year in which the date of termination occurs, (ii) a pro-rata portion of his target bonus for the year in which the date of termination occurs, (iii) in the event that stock options and other stock-based awards are assumed, continued or substituted in the change in control, accelerated vesting of 100% of his unvested stock options and other unvested stock-based awards subject solely to time-based vesting, other than the special award and all of his stock options and other stock-based awards that are subject to performance-based vesting, with performance metrics deemed to be met at the greater of the target level of performance or the actual level of performance on the date of termination and (iv) if Mr. Hunt is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 18 months following termination.

Change in Control

In the event of a change in control, any then unvested portion of the special award granted to Mr. Hunt in 2018 shall vest as of immediately prior to such change in control. In addition, in the event that any then-outstanding stock options and stock-based awards are not assumed, continued or substituted in such change in control, then Mr. Hunt will be entitled to accelerated vesting of (i) 100% of his unvested stock options and other unvested stock-based awards subject solely to time-based vesting, other than the special award, and (ii) accelerated vesting of all of his stock options and other stock-based awards that are subject to performance-based vesting, with performance metrics deemed to be met at the greater of the target level of performance or the actual level of performance, as of the date of the change in control.

Employment Agreement with Jason Garland

On September 8, 2023, in connection with Mr. Garland’s appointment as CFO, the Company and Mr. Garland entered into an employment agreement, (the “CFO Employment Agreement”), which provides that Mr. Garland will receive an initial annual base salary of $550,000, and a target annual performance bonus of 75% of his annual base salary. Pursuant to the CFO Employment Agreement, Mr. Garland also received a one-time signing bonus of $100,000 and was granted new hire stock options and RSU awards, which vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of his start date, subject to Mr. Garland’s continued employment with the Company through the applicable vesting date. The aggregate grant date fair value of the new hire awards was approximately $1,750,000, split equally between options to purchase the Company’s Common Stock and RSUs. In addition, Mr. Garland received a relocation stipend of $150,000. If Mr. Garland’s employment is terminated by the Company for cause (as defined in the Severance Plan) or if Mr. Garland resigns without good reason (as defined in the Severance Plan), in either event within 12 months following the date that the second portion of the relocation stipend (in the amount of $118,000) was paid to him, he is required to repay the Company a pro-rated portion of the after tax amount of the second installment of the relocation stipend. The CFO Employment Agreement also provides that the Company will grant Mr. Garland an annual equity award for 2024 with an aggregate value of $875,000, 50% in the form of RSUs, 25% of in the form of options to purchase the Company’s Common Stock and 25% in the form of PSUs. Mr. Garland is also eligible to participate in all customary employee benefit plans or programs generally available to the Company’s full-time employees and executive officers, including as an “NEO Participant” under the Severance Plan.

The CFO Employment Agreement also contains standard covenants relating to confidentiality and a 12-month post-employment noncompetition and non-solicitation covenant.

REPLIGEN CORPORATION	46	2024 PROXY STATEMENT

Employment Agreement with Olivier Loeillot

On September 8, 2023, in connection with Mr. Loeillot’s appointment as President and CCO, the Company and Mr. Loeillot entered into an employment agreement (the “CCO Employment Agreement”), which provides that Mr. Loeillot will receive an annual base salary rate of $600,000, and a target annual performance bonus of 75% of his annual base salary. Pursuant to the CCO Employment Agreement, Mr. Loeillot also received a one-time signing bonus of $1,350,000 and was granted new hire stock options and RSU awards, which vest in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of his start date, subject to Mr. Loeillot’s continued employment with the Company through the applicable vesting date. The aggregate grant date fair value of the new hire equity awards was approximately $4,000,000, split equally between options to purchase the Company’s Common Stock and RSUs. The CCO Employment Agreement also provides that the Company will grant Mr. Loeillot an annual equity award for 2024 with an aggregate value of $1,000,000, 50% of in the form of RSUs, 25% in the form of options to purchase the Company’s Common Stock and 25% in the form of PSUs. Mr. Loeillot is also eligible to participate in all customary employee benefit plans or programs generally available to the Company’s full-time employees and executive officers, including as an “NEO Participant” under the Severance Plan.

The CCO Employment Agreement also contains standard covenants relating to confidentiality and a 12-month post-employment noncompetition and non-solicitation covenant.

Amended and Restated Severance and Change in Control Plan

NEO Termination without Cause or Resignation for Good Reason

On May 26, 2022, the Company adopted the Severance Plan, pursuant to which the NEOs other than Mr. Hunt may be eligible for certain severance payments and benefits. Pursuant to the terms of the Severance Plan, in the event that Mr. Garland’s, Mr. Bylund’s, Ms. Gebski’s, Mr. Kuriyel’s or Mr. Loeillot’s employment is terminated by the Company without cause or one resigns for good reason, each as defined in the Severance Plan, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, the NEO will be entitled to receive (i) continued payment of base salary at the rate then in effect for 12 months following termination (provided, however, such amount shall be reduced by an amount equal to the dollar value of the portion of the monthly premiums paid by active employees for coverage under the Company’s group health care programs multiplied by 12), (ii) except as otherwise provided in the applicable equity award agreement, accelerated vesting of (A) 50% of the NEO’s unvested stock options subject to time-based vesting, and (B) a pro-rata portion of the NEO’s unvested stock-based awards subject solely to time-based vesting, (iii) a pro-rata portion of unvested stock options and other stock-based awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of termination shall remain eligible to vest at the end of the performance period based on actual performance through the end of the performance period and (iv) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination. Pro-ration for purposes of items (ii)(B) and (iii) of the preceding sentence shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the date of termination relative to the total number of full months in the vesting period or performance period, as applicable.

In the case of Mr. Snodgres, who retired effective October 31, 2023, the benefits and payments described above pursuant to the Severance Plan, would have been paid or awarded to Mr. Snodgres had Mr. Snodgres’s employment been terminated by the Company without cause or if Mr. Snodgres resigned for good reason, each as defined in the Severance Plan and described above, prior to his retirement.

NEO Termination without Cause or Resignation for Good Reason Following Change in Control

If Mr. Garland’s, Mr. Bylund’s, Ms. Gebski’s, Mr. Kuriyel’s or Mr. Loeillot’s employment is terminated by the Company without cause or if one resigns for good reason, in either case within two years following a change in control, as defined in the Severance Plan, subject to the execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company, that NEO will be entitled to receive (i) a lump sum payment equal to one-and-a-half times the sum of the NEO’s base salary at the rate then in effect (or the rate in effect immediately prior to the change in control, if higher) and the NEO’s target annual performance bonus for the year the termination occurs, (ii) a pro-rata portion of the NEO’s target bonus for the year in which the date of termination occurs, (iii) except as otherwise provided in the applicable equity award agreement, in the event that stock options and other stock-based awards are assumed, continued or substituted in the change in control, accelerated vesting of (A) 100% of the NEO’s unvested stock options and other unvested stock-based awards subject to time-based vesting, (B) all performance-based awards held by the NEO with performance metrics deemed to be met at the greater of target levels or the actual level of performance on the date of termination and (iv) if the NEO is enrolled in the Company’s group health care programs immediately prior to the date of termination and properly elects to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 18 months following termination. Pro-ration for purposes of item (ii) of the preceding sentence shall be determined based on the number of full months elapsed in the year through the date of termination relative to the total number of full months in the year.

In the case of Mr. Snodgres, who retired effective October 31, 2023, the benefits and payments described above pursuant to the Severance Plan, would have been paid or awarded to Mr. Snodgres had Mr. Snodgres’s employment been terminated by the Company without cause or if Mr. Snodgres resigned for good reason, in either case, within two years following a change in control, each as defined in the Severance Plan and described above, prior to his retirement.

REPLIGEN CORPORATION	47	2024 PROXY STATEMENT

Change in Control

In the event that any then-outstanding stock options and stock-based awards are not assumed, continued or substituted in a change in control, then Mr. Garland, Mr. Bylund, Ms. Gebski, Mr. Kuriyel and Mr. Loeillot will be (or in the case of Mr. Snodgres, was) entitled to receive accelerated vesting of (i) 100% of his or her unvested stock options and other stock-based awards subject solely to time-based vesting and (ii) all of his or her stock options and other stock-based awards that are subject to performance-based vesting, with performance metrics deemed to be met at the greater of the target level or the actual level of performance on such date of the change in control.

Repligen Corporation Retirement Policy for Equity Awards

In October 2023, the Compensation Committee approved the Repligen Corporation Retirement Policy for Equity Awards (the “Retirement Policy”). Under the Retirement Policy, eligible participants, including NEOs, who are either (i) 55 years of age and in their tenth year or more of service with the Company on the retirement date; or (ii) at least 60 years of age and have been employed by the Company for at least five full years on the retirement date will remain eligible to vest in a pro-rata portion of all PSUs held by the eligible participant as of the date of retirement at the end of the performance period based on actual performance through the end of the performance period subject, in the Company’s sole discretion, to the eligible participant’s execution and effectiveness of a separation agreement containing, among other things, a general release of claims in favor of the Company. Pro-ration for purposes of the Retirement Policy shall be determined based on the number of full months elapsed in the applicable performance period through the retirement date relative to the total number of full months in the applicable performance period. The Company may amend or terminate the Retirement Policy at any time.

Potential Payments Upon Termination or Change in Control

The 2012 Plan and the 2018 Plan (collectively referred to as “the Plans”), provide that upon the effectiveness of a sale event, as defined in the Plans, except as otherwise provided by the Compensation Committee in the applicable award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. The Compensation Committee subsequently determined that upon a sale event, notwithstanding anything to the contrary in the applicable award agreement, the initial equity awards made to Mr. Bylund, Mr. Garland and Mr. Loeillot in connection with their hiring will be immediately accelerated and become fully exercisable or nonforfeitable.

Assuming the NEO’s employment was terminated by the Company or the NEO resigned for good reason (other than within 24 months following a change in control) and such event took place on December 31, 2023, each of the NEOs would have been entitled to the payments and benefits shown in the table below. Mr. Snodgres has been omitted from the tables below because he retired from the Company effective October 31, 2023 and did not receive any severance payments or benefits in connection with his retirement other than the continued eligibility to earn a pro-rated portion of the PSUs held by him as of the date of retirement at the end of the applicable performance period based on actual performance through the end of the performance period pursuant to the Retirement Policy.

	Payments and Benefits
Name	Base Salary Continuation ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)

Tony J. Hunt	880,000	13,446,850	17,094	14,343,944

Jason K. Garland	549,546	158,974	26,281	734,801

James R. Bylund	465,999	1,226,116	17,094	1,709,209

Christine Gebski	384,891	851,347	31,817	1,268,055

Ralf Kuriyel	390,540	717,634	31,817	1,139,991

Olivier Loeillot	599,469	378,361	26,281	1,004,111

(1)

Based on the intrinsic value of the stock options and RSUs on December 31, 2023, which is calculated using the $179.80 market closing price of the Common Stock on December 29, 2023 the last trading day of 2023.

Assuming a change in control in which equity awards were assumed, continued or substituted occurred on December 31, 2023, each of the current NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary Continuation ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)

Tony J. Hunt	—	30,317,856	—	30,317,856

Jason K. Garland	—	1,208,444	—	1,208,444

James R. Bylund	—	701,480	—	701,480

Christine Gebski	—	—	—	—

Ralf Kuriyel	—	—	—	—

Olivier Loeillot	—	2,922,521	—	2,922,521

REPLIGEN CORPORATION	48	2024 PROXY STATEMENT

(1)

Based on the intrinsic value of the one-time special award granted to Mr. Hunt in 2018 on December 31, 2023 and initial equity awards made to Mr. Garland, Mr. Bylund and Mr. Loeillot in connection with their hiring, which is calculated using the $179.80 market closing price of the Common Stock on December 29, 2023, the last trading day of 2023.

Assuming the NEO’s employment was terminated by the Company or the NEOs resigned for good reason within 24 months following a change in control in which equity awards are assumed, continued or substituted and such event took place on December 31, 2023, each of the NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary and Target Bonus Payment ($)	Pro-Rata Bonus Payout ($)	Value of Accelerated Vesting of Equity Awards ($)(1)	Value of Health Insurance Under COBRA ($)	Total ($)

Tony J. Hunt	3,608,000	924,000	7,962,850	25,641	12,520,491

Jason K. Garland	1,443,750	103,125	1,208,444	39,421	2,794,740

James R. Bylund	1,226,351	350,386	3,202,015	25,641	4,804,393

Christine Gebski	938,625	234,656	1,654,774	47,726	2,875,781

Ralf Kuriyel	952,183	238,046	1,588,684	47,726	2,826,639

Olivier Loeillot	1,575,000	75,000	2,922,521	39,421	4,611,942

(1)	Based on the intrinsic value of the stock options and RSUs on December 31, 2023 based upon market closing price of $179.80 of the Common Stock on December 29, 2023, the last trading day of 2023.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring that we annually disclose the ratio of our median employee’s total annual compensation to the total annual compensation of our CEO, Tony J. Hunt, who is also our principal executive officer (the “CEO Pay Ratio”).

The Company’s compensation and benefits philosophy and the overall structure of the compensation and benefit programs are broadly similar across the organization and aim to encourage and reward all employees who contribute to the Company’s success. The Company strives to ensure that the pay of every employee reflects the level of such employee’s job impact and responsibilities and is competitive within the Company’s peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. The Company’s ongoing commitment to pay equity is critical to successfully supporting a diverse and inclusive workforce with opportunities for all employees to grow, develop, and contribute.

We identified the median employee using total compensation as reported on Form W-2, subtracting bonuses earned in 2022 but paid in 2023, adding annual bonuses paid in February 2024, and adding the fair value of equity awards granted to the employee during 2023. All individuals who were employed by the Company on December 29, 2023, the last day of the Company’s fiscal year, were included in the median calculation (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

As illustrated in the table below, the Company’s 2023 CEO Pay Ratio was approximately 78:1.

Tony J. Hunt (CEO) 2023 Compensation	$ 7,929,275

Median Employee 2023 Compensation	$ 101,630

CEO Pay Ratio	78:1

Compensation for the median employee was determined in the same manner as the total compensation reported for Mr. Hunt in the “Total” column of the Summary Compensation Table. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on the Company’s internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other peer companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

REPLIGEN CORPORATION	49	2024 PROXY STATEMENT

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K
promulgated by the SEC, the Company is providing information about the relationship between executive compensation actually paid to Mr. Hunt, who is the Principal Executive Officer (“PEO”), and the other NEOs (as calculated in accordance with 402(v) of Regulation
S-K)
and certain financial performance measures. For additional information on the Company’s compensation programs and philosophy and how the Company designs its compensation programs to align pay with performance, see the section titled
“Compensation Discussion and Analysis – Compensation Objectives”
on page 31.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation on Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)		Average Compensation Actually Paid to Non-PEO NEOs ($) (2)		Total Shareholder Return ($) (3)	Peer Group Total Shareholder Return ($) (4)	Net Income ($) (5)	Adjusted Revenue ($) (6)

2023	7,929,275	8,199,283	2,783,824	(7)	2,838,303	(7)	194	115	41,577,200	632,862,757

2022	7,713,930	(14,037,928)	2,030,204	(8)	373,690	(8)	183	111	185,958,784	823,421,806

2021	7,765,070	28,761,887	1,903,210	(8)	3,095,727	(8)	286	125	128,290,831	666,832,455

2020	5,066,061	36,587,864	1,660,855	(9)	4,883,849	(9)	207	126	59,925,688	360,009,590

(1)
The amounts reported represent the “compensation actually paid” to Mr. Hunt, computed in accordance with Item 402(v) of Regulation
S-K,
but do not reflect the actual amount of compensation earned by or paid to Mr. Hunt in the applicable year. In accordance with Item 402(v) of Regulation
S-K,
the following adjustments were made to the amount reported for Mr. Hunt in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Compensation Actually Paid to PEO ($)

2023	7,929,275	(7,044,275)	7,314,283	8,199,283

2022	7,713,930	(6,123,490)	(15,628,368)	(14,037,928)

2021	7,765,070	(5,663,515)	26,660,332	28,761,887

2020	5,066,061	(3,957,311)	35,479,114	36,587,864

(a)	The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year.

(b)
The amounts deducted or added in calculating the equity award adjustments are as follows and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant:

Year	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	5,286,030	1,518,601	—	509,652	—	—	7,314,283

2022	5,089,051	(16,700,137)	—	(4,017,282)	—	—	(15,628,368)

2021	5,871,874	18,454,854	—	2,333,604	—	—	26,660,332

2020	8,611,644	27,291,322	—	(423,852)	—	—	35,479,114

(2)
The amounts reported represent the average “compensation actually paid” to the NEOs other than Mr. Hunt as a group, computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group in the applicable year. In accordance with Item 402(v) of Regulation
S-K,
the following adjustments were made to the average of the amounts reported in the “Total” column of the Summary Compensation Table for the NEOs as a group (excluding Mr. Hunt) for each year to determine the compensation actually paid, using the same methodology described above in footnote 1:

REPLIGEN CORPORATION	50	2024 PROXY STATEMENT

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards ($) (a)	Average Equity Award Adjustments ($) (b)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	2,783,824	(2,208,580)	2,263,059	2,838,303

2022	2,030,204	(1,293,539)	(362,975)	373,690

2021	1,903,210	(1,158,499)	2,351,016	3,095,727

2020	1,660,855	(991,336)	4,214,330	4,883,849

(a)	The amounts reported represent the average of the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.

(b)	The amounts deducted or added in calculating for equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	1,898,736	61,717	—	29,510	273,096	—	2,263,059

2022	972,047	(895,955)	—	(426,369)	(12,698)	—	(362,975)

2021	1,240,869	923,948	—	186,199	—	—	2,351,016

2020	2,164,711	1,959,514	—	90,105	—	—	4,214,330

(3)
Total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(4)	Represents the weighted peer group TSR. The peer group used for this purpose is the Nasdaq Biotechnology Index, a published industry index.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable fiscal year.

(6)
Adjusted revenue is defined as the Company’s total consolidated revenue as reported under U.S. generally accepted accounting principles (“GAAP”) adjusted to reflect the impact of acquisitions and the change in foreign exchange rates. In 2023, the total as-reported
consolidated revenue of $638.8 million was adjusted unfavorably by $5.9 million, resulting in adjusted revenue of $632.9 million. In 2022, the total as-reported
consolidated revenue of $801.5 million was adjusted favorably by $21.9 million, resulting in adjusted revenue of $823.4 million. In 2021, the total as-reported
consolidated revenue of $670.5 million was adjusted (decreased) by $3.7 million, resulting in adjusted revenue of $666.8 million. In 2020, the as-reported
consolidated revenue of $366.3 million was adjusted (decreased) by $6.3 million, resulting in adjusted revenue of $360.0 million. While the Company considers numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, the Company considers adjusted revenue, which is one of the Corporate Objectives (along with adjusted EPS) used to determine annual cash incentive compensation paid to the NEOs for fiscal year 2023, to be the most important financial performance measure used to link compensation actually paid to Company performance for fiscal year 2023.

(7)	Non-PEO NEOs for 2023 include Mr. Garland, Mr. Bylund, Ms. Gebski, Mr. Kuriyel, Mr. Loeillot and Mr. Snodgres.

(8)	Non-PEO NEOs for 2021 and 2022 include Mr. Snodgres, Mr. Bylund, Ms. Gebski and Mr. Kuriyel.

(9)	Non-PEO NEOs for 2020 include Mr. Snodgres and Mr. Kuriyel.
Description of Relationship Between Compensation Actually Paid and Selected Performance Metrics
As described above in the section titled
“Compensation and Discussion Analysis – Compensation Objectives”
on page 31, the Company’s compensation program is designed to attract and retain high-performing talent in the bioprocessing industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value, and provide a fair reward for executive effort and stimulate professional and personal growth. The Company uses several performance measures to align executive compensation with Company performance, not all of which are presented in the Pay Versus Performance Table above. Moreover, the Company calculates compensation to the PEO and other NEOs on a basis different than the amount reported in the Summary Compensation Table and compensation actually paid, as calculated in accordance with Item 402(v) of Regulation
S-K,
is not considered by the Board and the Compensation Committee in evaluating or determining executive compensation. In addition, the Board and the Compensation Committee do not use TSR or net income as performance measures when making pay compensation decisions. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between compensation actually paid and the financial performance metrics presented in the Pay Versus Performance Table.

REPLIGEN CORPORATION	51	2024 PROXY STATEMENT

Compensation Actually Paid and Company TSR
The graph below describes the relationship between compensation actually paid to Mr. Hunt and the average compensation actually paid to the Company’s other NEOs to the Company’s TSR over the four-year period from December 31, 2019 to December 31, 2023, assuming an initial investment of $100 on December 31, 2019. As the graph shows, this relationship is generally aligned in large part because a significant portion of the compensation actually paid to the Company’s NEOs is in the form of equity awards, the value of which is impacted by the stock price changes.

Compensation Actually Paid vs. Company TSR
$40,000
$30,000
$20,000
$10,000
$0
($10,000)
($20,000)
Compensation Actually Paid (in thousands)
$350
$300
$250
$200
$150
$100
$50
$0
Cumulative TSR (value of initial $100 investment)
$207.17
$286.31
$183.04
$194.38
2020
2021
2022
2023
PEO
Average for Non-PEO NEOs
TSR

REPLIGEN CORPORATION	52	2024 PROXY STATEMENT

Compensation Actually Paid and Net Income
The graph below shows the relationship between compensation actually paid to Mr. Hunt and the average compensation actually paid to the Company’s other NEOs to the Company’s net income for the four years presented in the Pay Versus Performance Table. The Company does not use net income as a performance measure in its executive compensation program.

Compensation Actually Paid vs. Net Income
$40,000
$30,000
$20,000
$10,000
$0
($10,000)
($20,000)
Compensation Actually Paid (in thousands)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Net Income (in millions)
2020
2021
2022
2023
$59.9
$128.3
$186.0
$41.6
PEO
Average for Non-PEO NEOs
Net Income

REPLIGEN CORPORATION	53	2024 PROXY STATEMENT

Compensation Actually Paid and Adjusted Revenue
The graph below shows the relationship between compensation actually paid to Mr. Hunt and the average compensation actually paid to the Company’s other NEOs to the Company’s adjusted revenue for the four years presented in the Pay Versus Performance Table. As described above, adjusted revenue is defined as the Company’s total consolidated revenue as reported under GAAP, adjusted to reflect the impact of acquisitions. While the Company uses numerous financial and non-financial
performance measures in its compensation programs, the Company has determined that adjusted revenue is the most important performance measure used to link compensation actually paid to the Company’s NEOs for fiscal year 2023 to Company performance. The Company uses adjusted revenue (along with adjusted EPS, both of which are weighted equally) as one of the Corporate Objectives in the Company’s short-term incentive compensation program.

REPLIGEN CORPORATION	54	2024 PROXY STATEMENT

Total Shareholder Return
The graph below describes the relationship between Repligen Corporation’s (Nasdaq: RGEN) TSR and the TSR for the Nasdaq Biotechnology index:

As mentioned above, the Company does not use TSR as a performance measure to make decisions on executive compensation.
Tabular List of Performance Measures
The following table includes financial performance measures that the Company has determined are its most important financial performance measures for 2023 and how they were used in relation to executive compensation:

Financial Measure	Application in Most Recently Completed Fiscal Year’s Compensation

Adjusted revenue	Annual Cash Incentive Compensation – Corporate Objectives

Adjusted EPS	Annual Cash Incentive Compensation – Corporate Objectives

Adjusted ROIC	Long-term Incentive Plan – PSU Portion (3-year goal)

Base Organic Growth	Long-term Incentive Plan – PSU Portion (3-year goal)
The description of how adjusted revenue and adjusted EPS are calculated can be found in the section titled
“Compensation Discussion and Analysis – Executive Compensation”
beginning on page 34. The definitions for Adjusted ROIC and Base Organic Growth can be found in the section titled
“Proxy Statement Summary – Long-term Equity Incentive Breakout for NEOs”
beginning on page 7.

REPLIGEN CORPORATION	55	2024 PROXY STATEMENT

DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2023, non-employee directors received an annual cash retainer for service on the Board and committees as set forth in the table below.

Annual Retainer

Board of Directors

Each Non-Employee Member of the Board	$60,000

Additional Retainer for the Chairperson	$95,000

Audit Committee

Committee Chairperson	$30,000

Other Committee Members	$10,000

Compensation Committee

Committee Chairperson	$20,000

Other Committee Members	$10,000

Nominating and Corporate Governance Committee

Committee Chairperson	$16,000

Other Committee Members	$5,000

Under the Company’s Amended and Restated Non-Employee Directors’ Compensation Policy, as amended in March 2023, each newly elected, non-employee director who joins the Board receives an option to purchase shares of Common Stock with an aggregate value equal to the aggregate value of the stock option and RSU comprising the then-current annual award granted to the existing Board members. These initial option grants vest in equal annual installments over a three-year period from the date of grant, provided such person is still a director on such vesting date. Also, on the effective date of a new director’s initial appointment or election to the Board, such new director shall receive an additional award of (i) a stock option to purchase shares of our Common Stock and (ii) an RSU award, each of which shall have a value equal to the value of the stock option and RSU award, respectively, comprising the then-current annual award, pro-rated based on the number of months from such effective date until the Company’s next Annual Meeting of Shareholders.

In addition, at each Annual Meeting of Shareholders of the Company, each non-employee director re-elected to the Board by the shareholders is awarded annual equity compensation. In 2023, all non-employee directors, other than the Chairperson, were entitled to annual equity compensation with a grant date fair value of $215,000, and the Chairperson was entitled to annual equity compensation with a grant date fair value of $250,000. The annual equity compensation award is 50% in the form of RSUs, and 50% in the form of stock options. Annual equity awards vest in full on the earlier of the first anniversary of the date of the grant or the next Annual Meeting of Shareholders, provided such person is still a director on such vesting date. In the event of a sale event (as defined in the 2018 Plan), all equity retainer awards granted to such non-employee directors shall become 100% vested and exercisable or nonforfeitable immediately prior to such sale event.

In February 2024, the Board, based upon the recommendation of our independent compensation consultant, further amended its Amended and Restated Non-Employee Directors’ Compensation Policy to increase the annual equity compensation for all directors, excluding the Chairperson, to $240,000 and to increase the annual equity compensation for the Chairperson to $275,000.

Our Board may, as needed or advisable from time to time, form temporary, ad hoc or other standing committees and delegate the authority to oversee, identify, evaluate or negotiate a specific issue, opportunity and function, and to, as appropriate, make recommendations to the full Board, which committee members may receive reasonable and market compensation. For example, our Board has established a Transaction Committee to oversee, advise on and assist our management and the full Board in considering or pursuing acquisitions, partnering and other business development opportunities, and has awarded cash compensation consistent with those paid to the members of the N&GC Committee.

Director Compensation Table for the Fiscal Year Ended December 31, 2023

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)

Nicolas M. Barthelemy	90,000	107,448	110,395	307,843

Karen A. Dawes	177,694	124,991	128,435	431,120

Carrie Eglinton Manner	70,000	107,448	110,395	287,843

Konstantin Konstantinov	65,000	107,448	110,395	282,843

Martin Madaus	66,458	107,448	279,597	453,503

Rohin Mhatre	70,000	107,448	110,395	287,843

Glenn P. Muir	105,000	107,448	110,395	322,843

REPLIGEN CORPORATION	56	2024 PROXY STATEMENT

(1)

Represents the aggregate grant date fair value of awards granted in 2023 calculated in accordance with ASC Topic 718 excluding the impact of forfeitures related to service-based vesting. The assumptions the Company used for calculating the grant date fair values are set forth in Note 2, “Summary of Significant Accounting Policies – Stock Based Compensation,” to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2023.

(2)	The non-employee directors of the Board who held such position on December 31, 2023 held the following aggregate number of unexercised stock options and unvested RSUs as of that date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units

Nicolas M. Barthelemy	3,936	686

Karen A. Dawes	14,157	798

Carrie Eglinton Manner	7,920	686

Konstantin Konstantinov	5,283	686

Martin Madaus	3,545	686

Rohin Mhatre	9,010	686

Glenn P. Muir	40,434	686

(3)

The following table presents the grant date fair value of each grant of RSUs or stock options in the fiscal year ended December 31, 2023 to non-employee directors, computed in accordance with ASC Topic 718 excluding the impact of forfeitures related to service-based vesting:

Name	Grant Date	Number of Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)

Nicolas M. Barthelemy	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Karen A. Dawes	5/18/2023	—	1,730	156.63	128,435

	5/18/2023	798	—	—	124,991

Carrie Eglinton Manner	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Konstantin Konstantinov	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Martin Madaus	2/6/2023	—	239	192.02	21,165

	2/6/2023	—	1,819	192.02	169,202

	2/6/2023	111	—	—	21,314

	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Rohin Mhatre	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Glenn P. Muir	5/18/2023	—	1,487	156.63	110,395

	5/18/2023	686	—	—	107,448

Compensation Committee Interlocks and Insider Participation

Mr. Barthelemy, Mr. Muir and Dr. Mhatre were the members of the Compensation Committee during the year ended December 31, 2023. No member of the Compensation Committee is a current or former employee of the Company or had any relationship with the Company requiring disclosure herein. No interlocking relationship exists between any member of the Board or the Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

REPLIGEN CORPORATION	57	2024 PROXY STATEMENT

GENERAL ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Repligen, for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Thursday, May 16, 2024 at 8:00 a.m. EDT, at www.virtualshareholdermeeting.com/RGEN2024, and at any adjournment or postponement thereof. The Annual Meeting will be held virtually.

Repligen’s Annual Report to Shareholders, containing a letter from our Chief Executive Officer and financial statements for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), is being provided together with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. It is anticipated that the Notice of Internet Availability of Proxy Materials and the accompanying proxy card will be first sent or given to shareholders on or about April 1, 2024.

Record Date:	March 18, 2024 (the “Record Date”). Only shareholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Quorum:

The representation, in person or by proxy, of at least a majority of the outstanding shares of Repligen Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares present virtually during the Annual Meeting will be considered shares of Common Stock represented in person at the meeting.

Voting Securities/Common Stock Outstanding:	As of the Record Date, the Company had 55,838,548 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.

Voting Methods:

Shareholders may vote online during the Annual Meeting or in advance of the Annual Meeting by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy card, or voting by telephone or via the Internet prior to the Annual Meeting, will not in any way limit a shareholder’s right to attend the Annual Meeting and vote during the meeting.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. Any shareholder submitting a proxy has the right to abstain from voting for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual nominee if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two-digit number appearing on the proxy card immediately before the name of such individual nominee. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with such specifications. If a validly executed proxy card is returned without indicating how the shares should be voted on a matter, such proxies will be voted FOR election of the director nominees; FOR ratification of the appointment of the independent registered public accountants and FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”).

Other than (i) the election of directors, (ii) the ratification of Ernst & Young LLP (“EY”) and (iii) the advisory vote to approve the compensation of our NEOs, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revoking Your Proxy:

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Corporate Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy card relating to the same shares and delivering it to the Corporate Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card; or (3) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those shareholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is deemed to be the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the mailing address of our principal executive offices at Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

REPLIGEN CORPORATION	58	2024 PROXY STATEMENT

Effect of Abstentions and Broker Non-Votes:

Shares represented by proxies that contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” are not considered voted for the particular matter. If a shareholder holds shares in “street-name” through a broker or other nominee, absent voting instructions from the shareholder, such shares will not be counted as voting and will have no effect on those proposals, other than Proposal 2, requiring approval by a majority of the votes cast. Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm is a “routine” matter for which a broker does not need voting instruction in order to vote a shareholder’s shares.

Votes Required for Adoption of Proposals:

Election of Directors. In accordance with our By-laws, directors are elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting (meaning the number of shares voted “for” a nominee must exceed the number of shares voted against such nominee). Abstentions and broker non-votes will not be counted as votes cast with respect to the election of directors, and, therefore, will not have an effect on the election of director nominees.

Ratification of Independent Accountants. For the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter is required for approval (meaning that, of the shares represented at the meeting and entitled to vote, a majority of those shares must be voted “for” the proposal for it to be approved). Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Advisory Vote to Approve the Compensation of our NEOs. For the advisory vote to approve the compensation of our NEOs, the affirmative vote of the majority of shares present, in person or represented by proxy, and entitled to vote on that matter is required for approval. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker “non-votes”, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the persons named on the enclosed proxy card will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Cost of Proxy Solicitation:

The cost of solicitation will be borne by Repligen and, in addition to directly soliciting shareholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some shareholders in person or by mail or telephone following the original solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2024: The Company’s 2023 Annual Report and this Proxy Statement will be available at www.proxyvote.com.

REPLIGEN CORPORATION	59	2024 PROXY STATEMENT

ADDITIONAL INFORMATION

SUBMITTING SHAREHOLDER PROPOSALS

Repligen must receive any proposal by a shareholder of Repligen, who meets the proxy access eligibility requirements under our By-laws, for inclusion in the Proxy Statement furnished to all shareholders entitled to vote at our 2025 Annual Meeting of Shareholders (“2025 Annual Meeting”) at our principal executive office not later than December 2, 2024 in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended.

If a shareholder wishes to propose a nomination of persons for election to our Board of Directors (“Board”) or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our Proxy Statement and proxy card, our amended and restated By-laws establish an advance notice procedure for such nominations and proposals. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the shareholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days, from the first anniversary of the preceding year’s Annual Meeting of Shareholders, a shareholder’s notice must be so received no later than the close of business of the 90th day prior to such Annual Meeting of Shareholders or of the tenth day following the day on which notice of the date of such Annual Meeting of Shareholders was first made, whichever occurs later. For shareholder proposals to be brought before the 2025 Annual Meeting, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than February 15, 2025 and no later than March 17, 2025. Shareholder proposals and the required notice should be delivered to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Subject to the Securities and Exchange Commission’s (“SEC’s”) proxy rules, if a shareholder who wishes to present a proposal at the 2025 Annual Meeting (which is not otherwise submitted for inclusion in the Proxy Statement in accordance with the preceding paragraph) fails to notify the Company by March 17, 2025 and such proposal is brought before the 2025 Annual Meeting, then under the SEC’s proxy rules, if the Proxy Statement or form of proxy for the 2025 Annual Meeting so provides, the proxies solicited by Repligen with respect to the 2024 Annual Meeting of Shareholders (“Annual Meeting”) will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If the Company receives a timely notification from a shareholder, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2025 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail with a Return Receipt requested or other means, including electronic means that permit them to prove date of delivery.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

VOTING PROXIES

The Board recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board’s recommendations.

HOUSEHOLDING

In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., (“Broadridge”) and in accordance with SEC rules that permit “householding” of proxy materials, the Company has undertaken an effort to deliver only one Notice of Internet Availability of Proxy Materials (the “Notice”) to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Notice, Repligen Corporation will deliver promptly a separate copy of the Notice to any shareholder who sends a written request to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Notice and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Corporate Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

REPLIGEN CORPORATION	60	2024 PROXY STATEMENT

REPLIGEN
INSPIRING ADVANCES IN BIOPROCESSING

41 Seyon Street, Building 1, Suite 100, Waltham, MA 02453
phone 781.250.0111 | toll-free 800.622.2259 | fax 781.250.0115
www.repligen.com

REPLIGEN CORPORATION 41 SEYON STREET BUILDING 1, SUITE 100	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
WALTHAM, MA 02453

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RGEN2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41181-P02568 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

REPLIGEN CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:		For	Against	Abstain

1a.	Tony J. Hunt	☐	☐	☐

1b.	Karen A. Dawes	☐	☐	☐

1c.	Nicolas M. Barthelemy	☐	☐	☐

1d.	Carrie Eglinton Manner	☐	☐	☐

1e.	Konstantin Konstantinov, Ph.D.	☐	☐	☐

1f.	Martin D. Madaus, D.V.M., Ph.D.	☐	☐	☐

1g.	Rohin Mhatre, Ph.D.	☐	☐	☐

1h.	Glenn P. Muir	☐	☐	☐

1i.	Margaret A. Pax	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as Repligen Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

3.	Advisory vote to approve the compensation paid to Repligen Corporation’s named executive officers.	☐	☐	☐

NOTE: The Board of Directors will consider and act upon any other business which may properly come before the meeting or at any postponement or adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER OF RECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote these shares.

Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter.

Sincerely,

Repligen Corporation

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2024 Annual Meeting and Proxy Statement are available at www.proxyvote.com.

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V41182-P02568

REPLIGEN CORPORATION
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Tony J. Hunt, Jason K. Garland and Kimberly A. Cornwell, and any of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 16th day of May, 2024 at 8:00 am ET, at www.virtualshareholdermeeting.com/RGEN2024, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 1, 2024; copies of which have been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side